Exhibit 10.68

Section:	11
Block:	3033
Lots:	9 and 12
County:	Bronx
Premises:	2502 Webster Avenue, 2504 Webster Avenue, and 400 — 414 East Fordham Road, a/k/a
4747-4763 Park Avenue, a/k/a 2506-2526 Webster Avenue, Bronx, New York

BUILDING LOAN AGREEMENT
Between
ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC,
a Delaware limited liability company
as Lead Borrower,
ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC,
a Delaware limited liability company
FORDHAM PLACE OFFICE, LLC
a Delaware limited liability company
as Borrower,
The LENDERS Party Hereto,
as Lenders
and
EUROHYPO AG, NEW YORK BRANCH
as Administrative Agent
Date: As of October 5, 2007

This Agreement was prepared by:
RIEMER & BRAUNSTEIN LLP
Times Square Tower, Suite 2506
Seven Times Square
New York, New York 10036
Attention: Steven J. Weinstein, Esq.

TABLE OF CONTENTS

i

LIST OF EXHIBITS AND SCHEDULES

Schedule 1	Commitments
Schedule 1.1(37)	Plans and Specifications
Schedule 1.1(41)	Project Documents
Schedule 4	Advance Conditions
Schedule 7.3	Tenant Improvement Work
Exhibit A	Legal Description of Project
Exhibit B	Form of Section 22 Affidavit

BUILDING LOAN AGREEMENT
     BUILDING LOAN AGREEMENT is entered into as of October 4, 2007 among ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (“Lead Borrower”); FORDHAM PLACE OFFICE, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (“Fordham Office”, hereinafter, jointly and severally with Lead Borrower, and singly and collectively, “Borrower”) each of the lenders that is a signatory hereto identified under the caption “LENDERS” on the signature pages hereof and each lender that becomes a “Lender” after the date hereof pursuant to Section 12.23 (individually, a “Lender” and, collectively, the “Lenders”); and EUROHYPO AG, NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
RECITALS
     A. Lead Borrower is the fee owner of that certain tract of land located in the County of Bronx, State of New York and being more fully described in Exhibit A attached hereto (the “Land”) and the improvement currently located thereon.
     B. Borrower proposes to renovate, alter, improve, install and construct the Improvements (as hereinafter defined) on the Land and, in connection therewith has requested and applied to the Lenders for a loan in the amount of $75,339,243.00 (the “Total Building Loan Commitment”) for the purposes of paying certain of the Cost of Improvement pertaining to the Project (as hereinafter defined) including certain costs with respect to the construction and equipping of the Improvements, all of which said costs constitute a Cost of Improvement (as hereinafter defined). The Lenders have agreed to make such loans on and subject to the terms and conditions hereinafter set forth.
     C. Borrower has also requested and applied to the Lenders for (i) a loan in the amount of $18,000,000.00 for the purpose of re-financing the acquisition of its interest in the Land and (ii) a loan in the amount of $1,930,757.00 for the purpose of paying certain costs pertaining to the Premises, which costs do not constitute a Cost of Improvement. The Lenders have agreed to make such loans pursuant to the Acquisition and Project Loan Agreement, of even date herewith, entered into by Borrower, the Lenders and Administrative Agent (the “Project Loan Agreement”).
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1 Certain Definitions.
     Unless separately defined in this Agreement, all capitalized terms used herein shall have the meaning assigned to such terms in the Project Loan Agreement. In addition, as used herein, the following terms have the meanings indicated:
     (1) “Administrative Agent” has the meaning assigned in the Preamble.
     (2) “Agreement” means this Building Loan Agreement, as the same may be modified, amended and/or supplemented and in effect from time to time.
     (3) “Borrower” has the meaning assigned in the Preamble. With respect to the definition of “Borrower”, except where the context otherwise provides, (i) any representations contained herein of Borrower shall be applicable to each Borrower, (ii) any affirmative covenants contained herein shall be deemed to be covenants of each Borrower and shall require performance by all Borrowers, (iii) any negative covenants contained herein shall be deemed to be covenants of each Borrower, and shall be breached if any Borrower fails to comply therewith, (iv) the occurrence of any Event of Default with respect to any Borrower shall be deemed to be an Event of Default hereunder, and (v) any Indebtedness and/or obligations of Borrower shall be deemed to include any Indebtedness and/or obligations of the Borrowers, or any Indebtedness and/or obligations of any one of them.
     (4) “Borrower’s Architect” means Greenberg Farrow Architects, or any replacement thereof approved by Administrative Agent.
     (5) “Borrower’s Architect’s Agreement” means that certain agreement entitled Professional Service Fee Proposals, dated as of March 30, 2005, July 11, 2005 and August 1, 2005, between Borrower, as owner, and Borrower’s Architect, as architect, as the same may be amended.
     (6) “Building Loan” and “Building Loans” have the meanings assigned in Section 2.1(1) means the loans to be made by the Lenders to Borrower under this Agreement and all other amounts evidenced or secured by the Loan Documents.
     (7) “Building Loan Commitment” means, as to each Lender, the obligation of such Lender to make a Building Loan in a principal amount up to but not exceeding the amount set opposite the name of such Lender on Schedule 1 under the caption “Building Loan Commitment” or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 12.23, as specified in the respective instrument of assignment pursuant to which such assignment is effected. The original aggregate principal amount of the Building Loan Commitment is $75,339,243.00.

     (8) “Building Loan Mortgage” means the Building Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing in the amount of the Total Building Loan Commitment and executed, dated and delivered by Borrower to Administrative Agent (on behalf of the Lenders) on the Closing Date, securing the Building Loan Notes, as such mortgage may be modified, amended and/or supplemented and in effect from time to time.
     (9) “Building Loan Notes” has the meaning assigned to such term in Section 1.1 of the Project Loan Agreement.
     (10) “Change Order” means any modification, amendment and/or supplement to (a) the Plans and Specifications, (b) the Budget, (c) the Construction Schedule, (d) the Construction Management Agreement, a Major Contract or any contract, or, (e) with respect to any Tenant Improvement Plans, any modification, amendment and/or supplement thereto which increases the cost of Tenant Improvement Work above the budgeted cost therefor previously approved by Administrative Agent.
     (11) “Completion Date” has the meaning assigned to such term in Section 1.1 of the Project Loan Agreement.
     (12) “Consent and Agreement” means the consent and agreement executed by the parties thereto in accordance with the General Assignment and substantially in the same form as attached thereto.
     (13) “Construction Completion” means the date that the following conditions shall be satisfied:
     (a) a valid temporary certificate of occupancy has been obtained for the entire Project (including the entire Retail Component including improvement work required to be completed by tenants pursuant to the Approved Leases, any Tenant Improvement Work, and those portions of the Office Component required to have been completed by the original Maturity Date pursuant to the Budget and the Construction Schedule approved by Administrative Agent);
     (b) all on-site and off-site work has been completed; and
     (c) Administrative Agent shall have received written certification from the Construction Consultant, acting reasonably, that (a) the Project Completion Work has been substantially completed in accordance with the Plans and Specifications, subject to completion of Punch List Items, (b) the deliveries required in paragraphs 1 and 2 of Schedule 4 — Part C shall have been received and reasonably approved by Administrative Agent.
     (14) “Construction Consultant” means IVI International, Inc. and/or such other consultant as Administrative Agent may engage on behalf of the Lenders to examine the Plans and Specifications, changes in the Plans and Specifications and cost breakdowns and estimates, to make periodic inspections of the work of construction of the Project on behalf of the Lenders, and to advise and render reports to Administrative

Agent and the Lenders concerning the same and to provide such other advice in respect of the Project as Administrative Agent may from time to time request.
     (15) “Construction, Cost and Plan Review” has the meaning assigned to such term in Section 1.1 of the Project Loan Agreement.
     (16) “Construction Management Agreement” means the contract for construction management services in connection with the construction of the Improvements to be entered into between Borrower and the Construction Manager, as approved by Administrative Agent pursuant to Schedule 4 — Part A, as the same may be modified, supplemented and/or amended from time to time in accordance with the terms of this Agreement. The Construction Management Agreement shall provide for a guaranteed maximum fixed price for the Construction Work consistent with the Budget, and shall provide that the Construction Management Fee shall be disbursed based upon percentage of completion with final payments to be made upon the issuance of all certificates of occupancy, release of all liens by contractors, materialmen and suppliers, and the Loans being In Balance.
     (17) “Construction Management Fee” means the construction management fee payable under the Construction Management Agreement.
     (18) “Construction Manager” means ACRS, Inc. or another construction manager for the Construction Work reasonably acceptable to Administrative Agent.
     (19) “Construction Schedule” means the schedule prepared and certified by Borrower and verified by the Construction Consultant establishing a timetable for commencement and completion of the Construction Work (other than Tenant Improvement Work), showing, on a monthly updated basis, the anticipated and actual progress of the Construction Work and indicating that Construction Completion will be achieved on or before the Completion Date. To the extent Borrower is performing any Tenant Improvement Work, the Construction Schedule will be amended to include the timetable for the completion of such Tenant Improvement Work, as the same may from time to time hereafter be modified in accordance with the terms of this Agreement.
     (20) “Construction Work” means all work and materials (including all labor, equipment and fixtures with respect thereto and including demolition, asbestos removal and Tenant Improvement Work) necessary to construct the Improvements, all of which shall be performed and completed in accordance with and as contemplated by the Plans and Specifications (or Tenant Improvement Plans in the case of Tenant Improvement Work) and all Applicable Laws.
     (21) “Contracts” means, collectively, the Major Contracts and the Minor Contracts.
     (22) “Cost of Improvement” shall have the meaning defined in Paragraph 5 of Section 2 of Article I of the Lien Law, as such term applies to the Improvements being financed with the proceeds of the Building Loans.

     (23) “Design Professional” means, collectively, Borrower’s Architect, the structural engineer, the mechanical engineer and other design professionals relating to the Construction Work, as reasonably approved by Administrative Agent, and any reference in this Agreement to a certification or other document to be executed by the applicable Design Professional shall mean one or more of such Design Professionals designated by Administrative Agent as the Design Professionals to execute such certification or document, depending on the areas of expertise covered by such certification or document.
     (24) “Event of Default” has the meaning assigned to such term in Article 10.
     (25) “General Assignment” has the meaning assigned to such term in Section 1.1 of the Project Loan Agreement.
     (26) “Hard Costs” means the aggregate costs of all labor, materials, equipment and fixtures necessary for completion of construction of the Improvements, as more particularly set forth in the Budget.
     (27) “Improvements” has the meaning assigned to such term in Section 1.1 of the Project Loan Agreement.
     (28) “Land” has the meaning assigned to such term in the Recitals.
     (29) “Lender” and “Lenders” have the meanings assigned in the Preamble.
     (30) “Lien Law” shall mean the Lien Law of the State of New York, as amended from time to time.
     (31) “Major Contract” means any contract, trade contract, material agreement or supply contract relating to the construction of the Improvements or a component thereof in the amount of $2,000,000 or more.
     (32) “Major Contractor” means any contractor or trade contractor or supplier who is a party to a Major Contract.
     (33) “Maturity Date” has the meaning assigned to such term in Section 1.1 of the Project Loan Agreement.
     (34) “Minor Contract” means, with respect to the Construction Work, any contract, trade contract, material agreement or supply contract relating to the construction of the Improvements or a component thereof that is not a Major Contract.
     (35) “Minor Contractor” means any contractor or trade contractor or supplier who is a party to a Minor Contract.
     (36) “Mortgages” has the meaning assigned to such term in Section 1.1 of the Project Loan Agreement.

     (37) “Plans and Specifications” means the final plans and specifications for the construction of the Project Completion Work delivered by Borrower to Administrative Agent, prepared by Borrower’s Design Professionals and approved by Administrative Agent, the Construction Consultant and, to the extent then required, by any applicable Governmental Authority and such other parties whose approval or consent may be required under any law, regulation, prior agreement, and/or this Agreement and all modifications, amendments and/or supplements thereof made by Change Orders permitted pursuant to the terms of this Agreement. A list of the presently existing Plans and Specifications is attached hereto as Schedule 1.1(37).
     (38) “Project” means, collectively, (a) the Land, together with any air rights and other rights, privileges, easements, hereditaments and appurtenances thereunto relating or appertaining to the Land, (b) the Improvements, together with all fixtures and equipment(to the extent owned by Borrower) required for the operation of the Improvements, (c) all building materials and personal property (to the extent owned by Borrower) related to the foregoing and (d) all other items described in the granting clauses of the Mortgages.
     (39) “Project Completion Work” means in the case of the Project, all of the work to be performed by Borrower and/or its contractors in connection with the construction of the Improvements as more particularly described in the Plans and Specifications.
     (40) “Project Costs” means, collectively, the Project Loan Costs, the Hard Costs and Soft Costs.
     (41) “Project Documents” means the documents set forth on Schedule 1.1(41) attached hereto, as the same may be modified, supplemented and/or amended from time to time as permitted under the Loan Documents.
     (42) “Project Loan Agreement” has the meaning assigned to such term in the Recitals.
     (43) “Project Loan Costs” has the meaning assigned to such term in Section 1.1 of the Project Loan Agreement.
     (44) “Project Loan Mortgage” has the meaning assigned to such term in Section 1.1 of the Project Loan Agreement.
     (45) “Project Work Substantial Completion Conditions” means the conditions to the completion of the Project Completion Work set forth in Schedule 4 — Part C.
     (46) “Punch List Items” means minor construction items to be completed or constructed with respect to the Project Completion Work or the Tenant Improvement Work which do not materially interfere either with the use of the Project Completion Work or the acceptance and occupancy of any space leased to a tenant.

     (47) “Retainage” has the meaning assigned to such term in Section 4.3(1).
     (48) “Soft Costs” means interest payable on the Building Loans and all other costs in the Budget which constitute a Cost of the Improvement, excluding Hard Costs, which relate to the construction of the Improvements and the operation of the Project during the term of this Agreement.
     (49) “Tenant Improvement Allowances” has the meaning assigned to such term in Section 1.1 of the Project Loan Agreement.
     (50) “Tenant Improvement Plans” means the plans prepared by the engineers and/or architects for Tenant Improvement Work under each Approved Lease and approved by Borrower and Borrower’s Architect, to be certified by Borrower to Administrative Agent and the Lenders as approved by the applicable tenant, Borrower, all required Governmental Authorities, and within the Budget and, to the extent any approval is required under the applicable lease, as reasonably approved by Administrative Agent.
     (51) “Tenant Improvement Work” means work to be performed and paid by Borrower, if any, pursuant to Approved Leases.
     (52) “Unavoidable Delay” means any delay due to strikes, acts of God, fire, earthquake, floods, explosion, actions of the elements, other accidents or casualty, declared or undeclared war, riots, mob violence, inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, failure of transportation, lockouts, tenant delays, actions of labor unions, condemnation, court orders, laws, rules, regulations or orders of Governmental Authorities, or other cause beyond the reasonable control of Borrower; provided that, in each of the foregoing cases, (a) such cause is not within the control of Borrower, (b) Lead Borrower gives notice of such delay to Administrative Agent within thirty (30) days of occurrence of the event resulting in such delay and, after the initial notification, promptly after request of Administrative Agent or the Construction Consultant, notifies Administrative Agent and the Construction Consultant of the status of such delay, (c) after giving effect to the consequences of each such delay, the Loans shall remain In Balance subject to Borrower curative payments or funding and the Budget Line Item for interest shall remain sufficient at all times despite such delay subject to Borrower curative payments or funding, (d) such delay shall not adversely disrupt Borrower’s ability to obtain any Government Approvals substantially in accordance with the Permitting Schedule (e) such delay will not give rise to any tenant termination or cancellation rights under a Major Lease, or Borrower obtains an extension from each tenant equal to such delay so that each of the leases is at all times in full force and effect and there remains sufficient time to complete all Tenant Improvement Work and (f) Borrower shall use all commercially reasonable efforts to mitigate the delay caused by such event. For the purposes hereof, Unavoidable Delays shall not include delays caused by Borrower’s lack of or inability to procure monies to fulfill Borrower’s commitments and obligations under this Agreement or the other Loan Documents.

     (53) “Unsatisfactory Work” means any Construction Work which Administrative Agent and/or the Construction Consultant has reasonably determined has not been completed in a good and workmanlike manner, and, to the extent any Construction Work is not specifically addressed in the construction drawings and specifications, in a manner consistent with sound design principles and/or sound construction practices, or in substantial conformity with the Plans and Specifications, or in accordance with all Applicable Law.
ARTICLE 2
LOAN TERMS
Section 2.1 The Commitments, Loans and Notes.
     (1) Building Loans. Each Lender severally agrees, on the terms and conditions of this Agreement, to make loans (each advance of such a loan being a “Building Loan” and collectively, the “Building Loans”) on a non-revolving basis to Borrower in Dollars from time to time in amounts equal to its Proportionate Share of the aggregate amount of Building Loans to be made of such time; provided, however, that in no event shall the aggregate principal amount advanced by each Lender exceed the amount of the Building Loan Commitment of such Lender. The Building Loans shall be advanced from time to time as provided in this Agreement for the payment of all or part of the Cost of Improvement in connection with the construction of the Project and shall be funded and repaid in accordance with this Agreement.
     (2) Requests for Building Loan Advances. With respect to each Building Loan, Lead Borrower shall give Administrative Agent (and the Construction Consultant) a Request for Loan Advance as provided in Section 4.2. Administrative Agent shall give each Lender notice of any such Request for Loan Advance in accordance with Section 2.6(4) of the Project Loan Agreement. Not later than 12:00 noon New York time on the date specified for each Building Loan, each Lender shall make available for the account of its Applicable Lending Office to Administrative Agent as specified by Administrative Agent, in immediately available funds, such Lender’s Proportionate Share of each Building Loan to be made pursuant hereto. After Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions referred to in Article 4 and Schedule 4, Administrative Agent shall make such funds available to Lead Borrower by depositing the same, in immediately available funds, in an account designated by Lead Borrower by the end of business on the applicable advance date, to be applied in accordance with the terms of this Agreement.
     (3) Changes of Commitments.
          (a) The respective Building Loan Commitments shall reduce pro rata automatically by reason of any prepayment of the Building Loans applicable thereto in the amount of any such prepayment.

          (b) If the Maturity Date is extended in accordance with Section 2.5, all of the unused Building Loan Commitments then remaining at the commencement of the extended loan period shall be automatically terminated.
          (c) The Building Loan Commitments, once terminated or reduced, may not be reinstated. Each termination or reduction of the Building Loan Commitments shall be made ratably among the Lenders in accordance with their respective Building Loan Commitments.
     (4) Lending Offices. The Building Loans of each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Building Loans of such Type.
     (5) Several Obligations. The failure of any Lender to make any Building Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Building Loan, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Building Loan to be made by such other Lender.
     (6) Notes. The Building Loans made by each Lender shall be evidenced by the Building Loan Notes, payable to such Lender in a principal amount equal to its Proportionate Share of the applicable Building Loans covered by such notes.
Section 2.2 Conversion or Continuations of Building Loans.
     Subject to the terms of this Agreement and the Project Loan Agreement, Borrower may borrow the Building Loans by means of Base Rate Loans and/or LIBOR-based Loans, and such Building Loans may be prepaid, Converted or Continued pursuant to the Project Loan Agreement.
Section 2.3 Interest Rate; Late Charge.
     Borrower hereby promises to pay to Administrative Agent for account of each Lender interest on the unpaid principal amount of each Building Loan (which may be Base Rate Loans and/or LIBOR-based Loans) made by such Lender for the period from and including the date of such Building Loan to but excluding the date such Loan shall be paid in full, at the rates per annum and in the manner provided in the Project Loan Agreement, including, without limitation, Section 2.3 of the Project Loan Agreement.
Section 2.4 Terms of Payment.
     Borrower hereby promises to pay to Administrative Agent for account of each Lender the payments of principal and interest due on the Building Loans in accordance with the Building Loan Notes and the Project Loan Agreement, which is hereby incorporated by reference. Borrower hereby promises to pay to Administrative Agent for the account of each Lender the principal of such Lender’s outstanding Building Loans, together with accrued and unpaid interest (including accrued and unpaid Additional Interest, if applicable), and all other amounts due under the Loan Documents, on the Maturity Date.

Section 2.5 Extension of Maturity Date.
     (1) Borrower may, at its option, extend the term of the then outstanding principal amount for a period of six (6) months to the First Extension Maturity Date, subject to the satisfaction of the conditions contained in Section 2.5(1) of the Project Loan Agreement.
     (2) Borrower may, at its option, extend the term of the then outstanding principal amount for a period of six (6) months to the Second Extension Maturity Date, subject to the satisfaction of the conditions contained in Section 2.5(2) of the Project Loan Agreement.
     (3) Borrower may, at its option, extend the term of the then outstanding principal amount for a period of six (6) months to the Third Extension Maturity Date, subject to the satisfaction of the conditions contained in Section 2.5(3) of the Project Loan Agreement.
Any extension pursuant to this Section 2.5 shall be otherwise subject to all of the other terms and provisions of this Agreement and the other Loan Documents.
Section 2.6 Payments; Pro Rata Treatment; Etc.
     The method of funding the Building Loans, pro rata treatment of the Building Loans among the Lenders, computation of interest, notices, sharing of payments and other related matters shall be subject to the terms of the Building Loan Notes and Section 2.6 of the Project Loan Agreement, which is hereby incorporated by reference.
Section 2.7 Yield Protection; Etc.
     Provisions relating to LIBOR-based Loans, including, without limitation, increased costs, inability to determine any LIBOR Rate, illegality, treatment of affected Building Loans, compensation for broken funding, Taxes and replacement of Lenders shall be subject to the terms of the Building Loan Notes and Section 2.7 of the Project Loan Agreement, which is hereby incorporated by reference.
Section 2.8 Agency Fee.
     Until payment in full of all obligations under this Agreement and the other Loan Documents, Borrower shall pay to Administrative Agent, for its sole account, the Agency Fee in accordance with the Fee Letter.
Section 2.9 Exit Fee.
     With respect to the repayment or prepayment of principal under the Loans for any reason whatsoever (whether such repayment or prepayment of the Loans is made voluntarily or involuntarily or as a result of the occurrence of an Event of Default pursuant to which the Administrative Agent has accelerated the obligations of the

Borrower under the Loan Documents or otherwise), Borrower shall pay to Administrative Agent the Exit Fee in accordance with Section 2.9 of the Project Loan Agreement.
ARTICLE 3
INSURANCE, CONDEMNATION, AND IMPOUNDS
Section 3.1 Insurance, Condemnation, Impounds.
     Provisions relating to insurance, condemnation and impounds, including, without limitation, the use of casualty and condemnation proceeds shall be subject to the terms of Article 3 of the Project Loan Agreement, which is hereby incorporated by reference.
ARTICLE 4
DISBURSEMENTS OF THE BUILDING LOANS
Section 4.1 General Conditions.
     (1) Subject to (a) Borrower’s satisfaction of the applicable conditions precedent set forth in Schedule 4 and (b) Borrower’s compliance with the applicable provisions of this Article 4, the Lenders shall disburse the proceeds of each Building Loan within ten (10) Business Days after Administrative Agent’s receipt of all of the documents and items to be delivered or received pursuant to Schedule 4 and this Article 4; provided, however, that at no time shall the Lenders be obligated to:
     (a) advance to Lead Borrower more than the amount that Borrower has funded from its own monies or an existing loan or is then required to fund to the party seeking payment or, in the case of reimbursement, to the party seeking reimbursement (subject to Retainage, if applicable),
     (b) make an advance if the Building Loans are not In Balance in accordance with Section 4.3 of the Project Loan Agreement,
     (c) subject to possible reallocation in accordance with this Agreement and the Project Loan Agreement, advance proceeds of a Building Loan in an amount in excess of the Budget Line Items set forth in the Budget, as the same may be adjusted in accordance with the terms of this Agreement,
     (d) make any Building Loans to the extent any Operating Revenues have not been applied in accordance with Section 4.6(1) of the Project Loan Agreement,
     (e) except as provided in Section 4.3 hereof, advance any portion of the Retainage,
     (f) except as provided in Section 4.4 hereof, make any Building Loans with respect to materials not yet incorporated into the Improvements,

     (g) make an advance in connection with any Change Order for which Administrative Agent’s approval is required under Section 9.3(2) which has not been approved by Administrative Agent in accordance with Section 9.3(2),
     (h) make any Building Loans for any Tenant Improvement Work if it relates to a lease that is not an Approved Lease that meets the requirements of Section 4.5 hereof,
     (i) make any Building Loans for any contractor until (A) in the case of a Major Contractor, such Major Contractor has been approved by Administrative Agent and has duly executed and delivered to Administrative Agent the applicable consent and attornment agreement in substantially the form attached to the General Assignment and (B) in the case of any contractor, has duly entered into a contract with the Construction Manager with respect to its applicable portion of the Construction Work, a copy (certified by an authorized officer of Borrower) of such contract has been delivered by Lead Borrower to Administrative Agent; or
     (j) make any Building Loans with respect to any sums due a Design Professional, until such Design Professional has duly entered into a contract with Borrower, a copy (certified by an Authorized Officer of Borrower) of such contract has been delivered by Lead Borrower to Administrative Agent, and such Design Professional has duly executed and delivered to Administrative Agent the applicable Consent and Agreement in substantially the form attached to the General Assignment.
     (2) Notwithstanding anything to the contrary contained in this Agreement, the Lenders shall have no obligation to advance any Building Loan unless Administrative Agent is, at all times, reasonably satisfied that the Improvements can be constructed Lien free, substantially in accordance with the Plans and Specifications (or the Tenant Improvement Plans in the case of Tenant Improvement Work) for the sums set forth in the Budget (or, if more, Borrower has furnished the difference in cash or cash equivalents, subject to the provisions of Sections 4.3, 4.4 and 4.5 of the Project Loan Agreement, by the Completion Date or, with respect to Tenant Improvement Work, such date as shall be required for the completion of the applicable Tenant Improvement Work under an Approved Lease. Administrative Agent will endeavor to give notice to Lead Borrower of its intention not to authorize disbursement of any Building Loan proceeds based on the foregoing, but neither the Lenders nor Administrative Agent shall have any liability hereunder should Administrative Agent fail to do so, and no failure by Administrative Agent to give such notice shall affect Administrative Agent’s or any Lender’s rights under this subsection (2).
Section 4.2 Procedure for Making Disbursements of Building Loan Proceeds.
     (1) After the Closing Date, disbursements shall be made from time to time as construction progresses pursuant to a Request for Loan Advance, but no more frequently than once in each calendar month.

     (2) Each Request for Loan Advance shall (a) be duly executed by an Authorized Officer on behalf of Lead Borrower, (b) be submitted to Administrative Agent and the Construction Consultant not less than ten (10) Business Days prior to the proposed disbursement date for such Building Loans, (c) specify the items to be paid or reimbursed with the proceeds of the requested Building Loans, (d) include the documentation required to be included therewith under Schedule 4 and (e) be in the minimum amounts required under Section 2.6(3) of the Project Loan Agreement.
     (3) All advances of the Building Loans shall be made for the payment of Project Costs in accordance with the Budget upon Borrower’s satisfaction of the applicable conditions set forth in this Article 4 and Schedule 4 — Parts A, B, and C, as applicable.
     (4) In the event that Lead Borrower does not request a disbursement within thirty (30) days after the previous disbursement of a Building Loan, Borrower shall nonetheless within such thirty (30) day period and during each subsequent thirty (30) day period in which Borrower does not request a disbursement of the Building Loan, satisfy the conditions precedent to disbursements set forth in this Agreement.
Section 4.3 Retainage.
     (1) Disbursement of the available proceeds of each Building Loan with respect only to Hard Costs and Tenant Improvement Work shall be limited to ninety percent (90%) of the value of the Hard Costs and Tenant Improvement Work set forth in the applicable Request for Loan Advance until fifty percent (50%) of the work covered by a particular contract has been completed (as determined by the Construction Consultant, and, thereafter, the amount disbursed shall be increased to one hundred percent (100%) of the Hard Costs and Tenant Improvement Work performed under that particular contract), with the remainder of the sums due for the work performed under such contract to be withheld and disbursed in compliance with Section 4.3(2) below; provided, however, that (a) in no event shall the percentage of the sums due which is withheld be less than the retainage percentage set forth in any contract or subcontract for such portion of the Improvements or any applicable lease with respect to Tenant Improvement Work and (b) if Administrative Agent has, in its sole and absolute discretion, approved a contract or lease requiring less than the above retainage, then Administrative Agent shall disburse the proceeds of the Building Loans as if the retainage applicable under such contract or lease were provided for in this Section. The amounts authorized to be withheld pursuant to this paragraph (1) being collectively referred to herein as the “Retainage.” No Retainage will apply to Soft Costs.
     (2) The Lenders shall advance Building Loans pursuant to a Request for Loan Advance to pay portions of the Retainage upon Borrower’s compliance with the following conditions to the satisfaction of Administrative Agent:
     (a) all of the work under such contract or the Tenant Improvement Work under the respective Approved Lease, as the case may be, is finally completed in accordance with the terms of such contract or Approved Lease and the applicable Plans and Specifications or Tenant Improvement Plans, as the case may be, and Administrative Agent receives a certification to that effect from an Authorized Officer of Borrower and Borrower’s Architect and such work has been approved by the Construction Consultant, acting reasonably;
     (b) the work performed by such contractor has been approved, to the extent such approval is then required, by the Governmental Authorities having jurisdiction over the same and the applicable permits with respect to such work, if any, have been issued;
     (c) the contract or the Approved Lease, as the case may be, provides for such early release of the applicable Retainage;
     (d) the applicable contractor delivers to Administrative Agent a final and complete unconditional release of Lien with respect to such work, subject to the receipt of the Retainage;
     (e) Administrative Agent shall, if requested, have received copies of any warranties, guaranties or “as built” drawings relating to such work to the extent required to be delivered by the contractor under the applicable contract for such work; and
     (f) all other applicable requirements and conditions with respect to such advance of Building Loan proceeds are satisfied.
Section 4.4 Stored Materials.
     (1) The Lenders shall advance the proceeds of Building Loans with respect to materials and equipment that are included in the Budget and are not yet incorporated into the Improvements as of the date of the applicable Building Loans, but are temporarily stored either on-site or off-site so long as Administrative Agent shall have received the following items, each in form and substance reasonably satisfactory to Administrative Agent:
     (a) evidence that Borrower has an obligation under the applicable contract, subcontract or purchase order to pay for such materials and equipment prior to their installation;
     (b) evidence that the ownership of such materials and equipment is, or upon payment will be, vested in Borrower free of any liens and claims of third parties, including, without limitation, bills of sale and conditional lien waivers from the respective contractor, contractor or vendor and that such material and equipment are clearly marked to indicate the ownership thereof by Borrower;
     (c) evidence that on-site stored materials are included within the coverages of insurance policies carried by Borrower or proof of other insurance (which shall include a standard mortgagee endorsement or its equivalent) which has been approved by Administrative Agent;

     (d) evidence reasonably acceptable to Administrative Agent and the Construction Consultant that the stored materials are reasonably protected against vandalism (casualty), theft or damage and are stored in the U.S.A. with respect to off-site stored materials;
     (e) evidence that Building Loans made by the Lenders for said materials do not, at any one time, exceed, in the aggregate, $1,000,000 for on-site stored materials and, in the aggregate, $1,000,000 for off-site stored materials, inclusive in each case of the amount requested;
     (f) evidence that Administrative Agent (on behalf of the Lenders) has a perfected first security interest in such material prior to or simultaneous with the making of such Building Loans;
     (g) as to materials stored off-site only, evidence that the materials, equipment and parts are under the control of the applicable supplier and are being kept at bonded warehouse sites or otherwise stored in a designated and secured area satisfactory to Administrative Agent and the Construction Consultant, in each case in the U.S.A. and reasonably approved by Administrative Agent and the Construction Consultant; and that such equipment and parts shall have been clearly designated, marked or tagged to indicate ownership by Borrower and the security interest of Administrative Agent (on behalf of the Lenders) therein;
     (h) evidence that Administrative Agent (on behalf of the Lenders) has a perfected first security interest (i.e., Uniform Commercial Code filings or other applicable filings) in such materials, equipment and parts prior to or simultaneous with the making of such Building Loans, which requirement shall, if requested by Administrative Agent in connection with the first advance for property stored in the applicable state (and in connection with any other advance in such state when Administrative Agent reasonably believes that the collateral is substantially different from the type of collateral covered by the first opinion), be supported by the opinion of a local counsel in the state where the applicable equipment and parts are stored; and
     (i) evidence reasonably acceptable to Administrative Agent and the Construction Consultant as to the identity, quality and quantity of same; and
     (j) evidence that all other applicable requirements and conditions with respect to such advance of Building Loan proceeds have been satisfied.
Section 4.5 Tenant Improvement Work.
     (1) Building Loans shall be made to Borrower in connection with Tenant Improvement Allowances and Tenant Improvement Work in accordance with this Section 4.5.
     (2) The first request for disbursement for any Tenant Improvement Allowance in connection with a specific Approved Lease shall be accompanied by the following, all of which shall be subject to the reasonable approval of Administrative Agent to the extent Borrower has approval rights with respect thereto pursuant to the terms of the applicable Approved Lease (any such approval or disapproval to be made by Administrative Agent within a reasonably sufficient time for Borrower to comply with any time limits set forth in the applicable Approved Lease for Borrower’s response):
     (a) all documentation required to be delivered by the applicable tenant pursuant to its respective Approved Lease;
     (b) if not already delivered to Administrative Agent, a copy of the fully executed Approved Lease (already approved by Administrative Agent) covering such leased space;
     (c) copies of all contracts, if not previously delivered to Administrative Agent, for the performance of such Tenant Improvement Work;
     (d) a cost breakdown for each trade performing such Tenant Improvement Work in such leased space, and an estimated commencement and completion date;
     (e) an estimate of all costs of the Tenant Improvement Work to be performed in such leased space;
     (f) the Tenant Improvement Plans for the applicable leased space, together with a certificate from Borrower’s Architect or the tenant’s architect that such Tenant Improvement Plans comply with all Applicable Law affecting the Project and such leased space; and
     (g) copies of all Government Approvals required to commence such Tenant Improvement Work.
     (3) The Lender’s obligation to make disbursements of any Building Loans for Tenant Improvement Work shall be subject to the further condition precedent that all of the following requirements shall have been completed to the reasonable satisfaction of Administrative Agent:
     (a) To the extent tenant is obligated to provide such things to Borrower, Lead Borrower shall have furnished to Administrative Agent and the Construction Consultant copies of all Change Orders, contracts or purchase orders relating to Tenant Improvement Work performed pursuant to the contracts described in this Section 4.5; and
     (b) loans shall be made for Tenant Improvement Allowances only to the extent the applicable tenant is then entitled to receive such Tenant Improvement Allowance pursuant to the terms of its applicable Approved Lease;

     (c) no mechanic’s liens shall have been filed against the Project in connection with the work being performed under the applicable Approved Lease; and
     (d) Borrower shall have complied with all the other applicable conditions precedent to a disbursement of a Building Loan contained in Schedule 4 and Article 4 of this Agreement.
     (4) Administrative Agent’s obligation to make disbursements of the final Building Loans to Lead Borrower for Tenant Improvement Work for any Approved Lease is subject to the further condition precedent that all of the following requirements shall have been completed to the reasonable satisfaction of Administrative Agent:
     (a) Construction Completion has been achieved with respect to the applicable Tenant Improvement Work free of mechanics’ liens unless such liens shall be bonded or otherwise removed of record or the Title Company shall have provided affirmative coverage in accordance with Schedule 4 — Part C;
     (b) Administrative Agent and the Construction Consultant shall have received the following items in connection with each Building Loan:
     (i) copies of all final waivers of lien (or conditional lien waivers) and sworn statements from contractors, subcontractors and material suppliers relating to the applicable Tenant Improvement Work;
     (ii) a certificate from Borrower’s Architect, the tenant’s architect or another architect satisfactory to Administrative Agent that (A) Construction Completion has been achieved with respect to the applicable Tenant Improvement Work in accordance with the applicable Tenant Improvement Plans therefor previously approved by Administrative Agent and (B) the applicable Tenant Improvement Work complies with all applicable building codes;
     (iii) copies of all applicable Government Approvals required by any Governmental Authority for the occupancy and operation of the space covered by the applicable Approved Lease;
     (iv) an estoppel certificate, in a form acceptable to Administrative Agent, from the tenant under the applicable Approved Lease pursuant to which such Tenant Improvement Work was constructed stating that such tenant accepts the Tenant Improvement Work subject to Punch List Items (which, if incomplete on the date of final disbursement for such Tenant Improvement Work, Administrative Agent may hold back an amount equal to (x) 115% of the estimated cost of completing such items from the final disbursement minus (y) any Retainage that Administrative Agent is still holding with respect to the applicable Tenant Improvement Work, such amount to be paid to Lead Borrower on the completion of such items and the satisfaction of the requirements of

Section 4.3 with respect to Retainage, which Borrower shall diligently complete);
     (c) Administrative Agent shall have received written advice from the Construction Consultant that the applicable Construction Completion has been achieved with respect to Tenant Improvement Work in accordance with the Tenant Improvement Plans previously approved by Administrative Agent; and
     (d) All of the applicable conditions precedent to any Building Loan under Schedule 4 and Article 4 of this Agreement shall have been satisfied.
Section 4.6 Unsatisfactory Work.
     If the Construction Consultant or Administrative Agent shall reasonably determine that a portion of the Construction Work for which Loans are sought is Unsatisfactory Work, Administrative Agent shall be entitled to withhold from such Loans amounts sufficient to pay for the Unsatisfactory Work and shall advance only the balance of such Loan until such time as Unsatisfactory Work has been corrected to the reasonable satisfaction of the Construction Consultant and Administrative Agent.
Section 4.7 Direct Loan Advances by Administrative Agent.
     The Lenders shall, at the option of Administrative Agent, advance all or any part of any particular Building Loan either (1) to Lead Borrower for disbursement in accordance with a Request for Loan Advance, (2) during an Event of Default, directly to the Construction Manager, a Major Contractor, other contractor, subcontractor, material supplier or other party any costs payable to such party, (3) during an Event of Default, at Borrower’s expense, to the Title Company which shall pay said monies to the parties as so instructed by Administrative Agent or (4) as contemplated by Section 1.01(b) of the Guaranty of Completion (whether the applicable work is being performed by the Guarantor or Administrative Agent). The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable authorization to the Lenders to make such direct advances provided for in clauses (2), (3) and (4) above and no further authorization from Borrower shall be necessary to warrant such direct advances, and all such direct advances shall be secured by the Security Documents as fully as if made directly to Borrower, regardless of the disposition thereof by any party so paid. During an Event of Default, at Administrative Agent’s request, any advance of Building Loan proceeds made by and through the Title Company may be made pursuant to the provisions of a construction escrow agreement in the form then in use by such company with such modifications thereto as are reasonably required by Administrative Agent. Borrower agrees to join as a party to such escrow agreement and to comply with the requirements set forth therein (which shall be in addition to and not in substitution for the requirements contained in this Agreement) and to pay the fees and expenses of the Title Company charged in connection with the performance of its duties under such construction escrow agreement.

Section 4.8 No Waiver or Approval by Reason of Loan Advances.
     The making of any Building Loans by the Lenders shall not be deemed an acceptance or approval by Administrative Agent or the Lenders (for the benefit of Borrower or any third party) of the Construction Work or other work theretofore done or constructed or to the Lenders’ obligations to make further Building Loans, nor, in the event Borrower is unable to satisfy any condition, shall any such failure to insist upon strict compliance have the effect of precluding Administrative Agent or the Lenders from thereafter declaring such inability to be an Event of Default as herein provided. Administrative Agent’s and/or the Lenders’ waiver of, or failure to enforce, any conditions to or requirements associated with any Building Loans in any one or more circumstances shall not constitute or imply a waiver of such conditions or requirements in any other circumstances.
Section 4.9 Construction Consultant.
     Administrative Agent (on behalf of the Lenders) reserves the right to employ the Construction Consultant and any other consultants necessary, in Administrative Agent’s reasonable judgment, to review Requests for Loan Advance and inspect all construction and the periodic progress of the same, the reasonable cost therefor to be borne by Borrower as a loan expense. Borrower shall make available to Administrative Agent and the Construction Consultant on reasonable notice during business hours, all documents and other information (including, without limitation, receipts, invoices, lien waivers and other supporting documentation to substantiate the costs to be paid with the proceeds of any Request for Loan Advance) which any contractor or other Person entitled to payment for Construction Work is required to deliver to Borrower and shall use its commercially reasonable efforts to obtain any further documents or information reasonably requested by Administrative Agent or the Construction Consultant in connection with any Loan or the administration of this Agreement. Borrower acknowledges and agrees that the Construction Consultant shall have no responsibilities or duties to Borrower, and shall be employed solely for the benefit of Administrative Agent and the Lenders. No default of Borrower will be waived by an inspection by Administrative Agent or the Construction Consultant. In no event will any inspection by Administrative Agent or the Construction Consultant be a representation that there has been or will be compliance with the Plans and Specifications or that the Construction Work is free from defective materials or workmanship. Any and all provisions of this Agreement in respect of the Construction Consultant shall be enforceable solely by, and at the option of, Administrative Agent, and Borrower shall not be a third-party beneficiary thereof. Any and all reports, advice or other information provided by the Construction Consultant to Administrative Agent and/or the Lenders or otherwise produced by or in the possession of the Construction Consultant shall be confidential and Borrower shall have no right to obtain or review same.
Section 4.10 Authorization to Make Loan Advances to Cure Borrower’s Defaults.
     If an Event of Default shall occur, Administrative Agent (subject to the provisions of Section 14.3 of the Project Loan Agreement) may (but shall not be required to)

perform any of such covenants and agreements with respect to which Borrower is in Event of Default. Any amounts expended by Administrative Agent in so doing and any amounts expended by Administrative Agent in connection therewith shall constitute a Building Loan and be added to the outstanding principal balance of the Building Loans, and the Lenders shall make the applicable Building Loans to fund any such disbursements. The authorization hereby granted is irrevocable, and no prior notice to or further direction or authorization from Borrower is necessary for Administrative Agent to make such disbursements.
Section 4.11 Reserved.
Section 4.12 Administrative Agent’s Right to Make Loan Advances in Compliance with the Guaranty of Completion.
     Any Building Loan proceeds disbursed by Administrative Agent as contemplated by Section 1.01(b) of the Guaranty of Completion (whether the applicable work is being performed by the Guarantor or Administrative Agent) shall constitute a Building Loan and be added to the outstanding principal balance of the Building Loans, and the Lenders shall make the applicable Building Loans to fund any such disbursements. The authorization hereby granted is irrevocable and no prior notice to or further direction or authorization from Borrower is necessary for Administrative Agent to make such disbursements.
Section 4.13 No Third-Party Benefit.
     This Agreement is solely for the benefit of the Lenders, Administrative Agent, lead Borrower and Borrower. All conditions of the obligations of the Lenders to make advances hereunder are imposed solely and exclusively for the benefit of the Lenders and may be freely waived or modified in whole or in part by the Lenders at any time if in their sole discretion they deem it advisable to do so, and no Person other than Lead Borrower or Borrower (provided, however, that all conditions have been satisfied) shall have standing to require the Lenders to make any Building Loan advances or shall be a beneficiary of this Agreement or any advances to be made hereunder.
ARTICLE 5
ENVIRONMENTAL MATTERS
     Borrower hereby repeats and agrees to observe all representations, warranties and covenants contained in Article 5 of the Project Loan Agreement with the same force and effect as if set forth herein in their entirety.

ARTICLE 6
LEASING MATTERS
     Borrower hereby repeats and agrees to observe all covenants contained in Article 6 of the Project Loan Agreement with the same force and effect as if set forth herein in their entirety.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
     Borrower hereby reaffirms and ratifies the representations and warranties set forth in Article 7 of the Project Loan Agreement and elsewhere in the Project Loan Agreement with the same force and effect as if set forth herein in their entirety. In addition, Borrower hereby represents and warrants to Administrative Agent and the Lenders that:
Section 7.1 Cost of Improvement.
     Each item included in the Budget is included within the definition of Cost of Improvement. A true statement under oath, verified by Borrower, in full compliance with Section 22 of the Lien Law is attached hereto as Exhibit B.
Section 7.2 Design Professionals’ Certificates.
     To Borrower’s best knowledge, the certifications set forth in the certificates of the Design Professionals which Borrower has furnished in accordance with Schedule 4— Part A, paragraph 25 and Part C, paragraph 1(e) hereof are true and correct.
Section 7.3 Tenant Improvement Work.
     Schedule 7.3 attached hereto sets forth a true and complete summary of all Tenant Improvement Work currently provided for in the Leases; provided that Schedule 7.3 shall be subject to update as Approved Leases are executed or amended in accordance herewith.
ARTICLE 8
FINANCIAL REPORTING
     Borrower hereby reaffirms and ratifies the representations and warranties set forth in Article 8 of the Project Loan Agreement and elsewhere in the Project Loan Agreement with the same force and effect as if set forth herein in their entirety.

ARTICLE 9
COVENANTS
     Borrower hereby repeats and agrees to observe all covenants contained in Article 9 of the Project Loan Agreement with the same force and effect as if set forth herein in their entirety. In addition, Borrower covenants and agrees with the Lenders and Administrative Agent that, so long as any Commitment or Loan is outstanding and until payment in full of all amounts payable by the Borrower hereunder:
Section 9.1 Payment for Labor and Materials.
     Borrower shall promptly pay when due all invoices and costs for labor, materials, and specifically fabricated materials incurred in connection with the Project and never permit to exist beyond the due date thereof in respect of the Project or any part thereof any Lien, even though inferior to the Liens of the Loan Documents. Borrower may contest the validity or amount of such invoices and Liens so long as (1) Lead Borrower notifies Administrative Agent that it intends to contest such claim or demand, (2) Borrower provides Administrative Agent with an indemnity, bond or other security reasonably satisfactory to Administrative Agent (including an endorsement to Administrative Agent’s title insurance policy insuring against such claim or demand) assuring the discharge of Borrower’s obligations for such claims and demands, including interest and penalties, and (3) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the date on which the Project could be sold, forfeited, terminated, cancelled or lost for non payment, (4) such proceeding shall not subject Borrower, Administrative Agent or any Lender to criminal or civil liability (other than civil liability as to which adequate security has been provided pursuant to clause (2) above), and (5) Borrower shall promptly upon final determination thereof make payment in accordance with such determination.
Section 9.2 Inspection.
     Borrower shall permit representatives of Administrative Agent, the Construction Consultant and the Lenders, at reasonable times and on reasonable advance notice, to examine its books of record and account, to make copies and abstracts therefrom, and to discuss its affairs, finances and accounts with its principal officers, engineers and independent accountants (and by this provision Borrower authorizes said accountants to discuss with such Persons such affairs, finances and accounts, but after prior notice to Borrower of such discussions). Without limiting the foregoing, representatives of the Construction Consultant, Administrative Agent and the Lenders shall have the right at reasonable times and on reasonable advance notice to (a) inspect the Project and all materials to be used in connection with the construction of the Improvements from time to time and to witness the construction thereof, (b) to conduct such environmental and engineering inspections and studies as Administrative Agent may require, provided that a maximum of one (1) such inspection or study may be conducted in any twelve month period unless (i) an Event of Default has occurred, or (ii) Administrative Agent has a reasonable suspicion of Hazardous Materials or other condition at or near the Project that would warrant such an inspection or study, (c) to examine all detailed plans and shop drawings in connection with the construction of the Improvements and (d) meet with the representatives of the Design Professionals, the Construction Manager and the Major Contractors to discuss the status and issues relating to the construction of the Improvements (and by this provision Borrower authorizes Borrower’s Architect, the Construction Manager and the Major Contractors to cooperate and discuss with such Persons such construction matters, but after reasonable prior notice to Borrower of such discussions). Borrower shall at all times cause a complete set of the original plans (and all supplements thereto) relating to the construction of the Project to be maintained at the Project or construction office and available for inspection by such representatives.
Section 9.3 Project Construction and Completion.
     (1) Borrower shall construct the Construction Work in a good and workmanlike manner in accordance with generally accepted engineering and construction practice, and in material conformance with the recommendations set forth in each soils report, seismic report, geotechnical report and other engineering reports submitted to Administrative Agent and accepted by it pursuant to Schedule 4, the Plans and Specifications, the applicable Tenant Improvement Plans, the Construction Schedule and Applicable Law.
     (2) Borrower shall timely commence the Construction Work for the Improvements on or prior to February 16, 2007, and shall cause Construction Completion by the Completion Date (other than Punch List Items which shall be completed by Borrower with diligence following the Completion Date, and Tenant Improvement Work which shall be timely completed by Borrower in accordance with the applicable Approved Lease).
     (3) Construction Completion shall have occurred by the Completion Date.
     (4) Borrower shall not commence construction of any Construction Work, or any particular component thereof, nor permit any tenant so to do, until Borrower or any such tenant has obtained all Government Approvals required under Applicable Law for the commencement of construction of such Construction Work or such component thereof, as the case may be.
     (5) Once begun, Borrower shall cause the construction of the Construction Work to be prosecuted with diligence in accordance with the Construction Schedule, subject to Unavoidable Delay.
     (6) Lead Borrower shall deliver to Administrative Agent, on demand, copies of all contracts, bills of sale, statements, receipted vouchers and agreements under which Borrower claims title to any materials, fixtures or articles incorporated in the Improvements.
     (7) Borrower shall, upon demand of Administrative Agent based upon the advice of the Construction Consultant, correct any Unsatisfactory Work; and the advance of any proceeds of any Loan shall not constitute a waiver of Administrative Agent’s right to require compliance with this covenant with respect to any such Unsatisfactory Work. None of Administrative Agent, the Lenders or the Construction Consultant shall have any affirmative duty to Borrower or any third party to inspect for Unsatisfactory Work or other defects or to call them to the attention of Borrower or anyone else.
     (8) Borrower shall (and shall cause each Affiliate of Borrower party thereto to):
     (a) perform and observe in all material respects all of its covenants and agreements contained in the Construction Management Agreement, each Major Contract, each other Project Document and each Government Approval to which it is a party or by which the Project or any portion thereof is bound;
     (b) take all reasonable and necessary action to prevent the termination, in accordance with the terms thereof or otherwise, of the Construction Management Agreement, any Major Contract, any other material Project Document and any Government Approval;
     (c) enforce in accordance with its terms each material covenant or obligation set forth in the Construction Management Agreement, each Major Contract, each other Project Document and each Government Approval;
     (d) cause Lead Borrower to promptly give Administrative Agent copies of any default or violation or other material notices given by or on behalf of Borrower received by or on behalf of Borrower from any other Person under the Construction Management Agreement, any Major Contract, any other material Project Document or any Government Approval;
     (e) promptly replace, unless it is commercially reasonable not to do so, any defaulting contractor, subcontractor, material supplier or surety, and Lead Borrower shall promptly deliver all required information and documents to Administrative Agent regarding each replacement contractor, subcontractor, material supplier or surety;
     (f) if Administrative Agent in its reasonable judgment determines that one or more elements of the Construction Work will not be completed according to the Construction Schedule, or that the Project Completion Work will not be completed by the Completion Date, reschedule the work of construction to permit timely completion. Within fifteen (15) days after receiving such a request from Administrative Agent, Lead Borrower shall deliver to Administrative Agent a revised Construction Schedule showing timely completion of such work; and
     (g) take all such commercially reasonable action to achieve the purposes described in clauses (a), (b), (c), (d), (e) and (f) of this Section 9.3(7) as may from time to time be reasonably requested by Administrative Agent.

     (9) Lead Borrower shall deliver to Administrative Agent and the Construction Consultant copies of all Major Contracts for Administrative Agent’s reasonable approval and all other Minor Contracts for informational purposes entered into for the construction of the Improvements. Within twenty (20) days after receiving a request from Administrative Agent, except to the extent previously delivered, Lead Borrower shall deliver to Administrative Agent any and all of the following information and documents that Administrative Agent may specify, all in forms reasonably acceptable to Administrative Agent: (a) a current, complete and correct list showing the name and address of each contractor, subcontractor and material supplier engaged in connection with the construction of the Improvements, and the total dollar amount of each contract and subcontract (including any changes) together with the amounts paid through the date of the list; (b) true and correct copies of the most current versions of all executed contracts and Contracts identified in the list described in clause (a) above, including any changes; (c) a construction progress schedule and updated Permitting Schedule showing the progress of construction and the projected sequencing and completion times for uncompleted work and for obtaining any outstanding Government Approvals, all as of the date of the schedule; and (d) any update to any item described above, which Lead Borrower has previously delivered to Administrative Agent. After the occurrence of an Event of Default, Borrower expressly authorizes Administrative Agent to contact Borrower’s Architect, each Construction Manager, any consulting engineer(s) or any contractor, subcontractor, material supplier, surety or Governmental Authority to verify any information disclosed in accordance with this Section.
     (10) Administrative Agent may (and if requested by the Majority Lenders, shall) commission an Appraisal (a) upon the satisfaction of the Project Work Substantial Completion Conditions with respect to the Improvements and (b) at any other time if required by Applicable Law or accounting policy. Such Appraisal shall be completed at Borrower’s expense and shall be prepared by an appraiser satisfactory to Administrative Agent.
Section 9.4 Proceedings to Enjoin or Prevent Construction.
     If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful all or any part of the Construction Work, Borrower, at its sole cost and expense, will cause such proceedings to be contested in a commercially reasonable manner, and in the event of an adverse ruling or decision, if commercially reasonable, prosecute all allowable appeals therefrom, and will, without limiting the generality of the foregoing, resist the entry or seek the stay of any temporary or permanent injunction that may be entered, and use its best efforts to bring about a favorable and speedy disposition of all such proceedings.
Section 9.5 Agent’s, Lenders’ and Construction Consultant’s Actions for their Own Protection Only.
     The authority herein conferred upon Administrative Agent, the Lenders and/or the Construction Consultant and any action taken by the same, in making inspections, procuring sworn statements and waivers of lien, approving contracts and Contracts and approving Plans and Specifications will be taken by such party for its or their own protection only, and none of Administrative Agent, the Lenders or the Construction Consultant shall be deemed to have assumed any responsibility to Borrower or any other party with respect to any such action herein authorized or taken by Administrative Agent, the Lenders or the Construction Consultant or with respect to the Construction Work, performance of contracts or Contracts by any contractors or subcontractors, or prevention of claims for mechanics’ liens. Any review, investigation or inspection conducted by Administrative Agent, the Lenders, the Construction Consultant or any other architectural or engineering consultants retained by Administrative Agent in order to verify independently Borrower’s satisfaction of any conditions precedent to advances under this Agreement, Borrower’s performance of any of the covenants, agreements and obligations of Borrower under this Agreement, or the validity of any representations and warranties made by Borrower hereunder (regardless of whether or not the party conducting such review, investigation or inspection should have discovered that any of such conditions precedent were not satisfied or that any such covenants, agreements or obligations were not performed or that any such representations or warranties were not true), shall not affect (or constitute a waiver by Administrative Agent or the Lenders of) (a) any of Borrower’s representations, warranties or obligations under this Agreement or Administrative Agent’s and the Lenders’ reliance thereon or right to require the performance thereof or (b) Administrative Agent’s or the Lenders’ reliance upon any certifications of Borrower or the Design Professionals required under this Agreement or any other facts, information or reports furnished to Administrative Agent and/or the Lenders by Borrower hereunder.
Section 9.6 Sign and Publicity.
     If Administrative Agent requests, Borrower shall, to the extent permitted by Applicable Law, erect a sign reasonably approved by Administrative Agent on the Project in a conspicuous location indicating that the financing for the Project has been provided by the Lenders and that Eurohypo is Administrative Agent for the Lenders. Borrower shall include in any public announcement or media release concerning the general development of the Project a statement that the Lenders have provided the financing for the Project and that Eurohypo is Administrative Agent for the Lenders.
Section 9.7 Amendment of Project Documents and Government Approvals; Change Orders.
     (1) Borrower shall not, without Administrative Agent’s reasonable prior consent:
     (a) take any action to cancel or terminate any material right under the Construction Management Agreement, any Major Contract, any other Project Document or any Government Approval to which it is a party;
     (b) sell, assign, pledge, transfer, mortgage, hypothecate or otherwise dispose of (by operation of law or otherwise) or encumber any part of its interest in the Construction Management Agreement, any Major Contract, any other Project Document or any Government Approval;
     (c) except in accordance with prudent construction practice, waive any material default under or breach of any material provisions of the Construction Management Agreement, any Major Contract, any other Project Document or any Government Approval, or waive, forgive, release or fail to enforce any material right, interest or entitlement, howsoever arising, under or in respect of any of the foregoing, or vary or agree to the variation in any material way of any of the foregoing or of the performance of any other Person or Governmental Authority thereunder;
     (d) amend or modify any material provision of, or give any consent under, the Construction Management Agreement, any Major Contract, any other Project Document or any Government Approval (including, without limitation, the Plans and Specifications or the Construction Schedule), including, without limitation, any amendment or modification which, subject to Borrower’s right to make Change Orders pursuant to the provisions of subsection (2) below, would increase or change the Budget or any Budget Line Item; or which might adversely affect the value of the security for the Loans; or which, regardless of cost, is a material change in structure, design or function; or which might delay completion of any element of the Construction Work beyond the time allotted for it in the Completion Schedule, or satisfaction of the Project Work Substantial Completion Conditions for the Project Completion Work beyond the applicable Completion Date therefor;
     (e) petition, request or take any other legal or administrative action that seeks, or may reasonably be expected, to rescind, terminate or suspend the Construction Management Agreement, any Major Contract, any other Project Document or any Government Approval or amend or modify all or any material part thereof; or
     (f) enter into, or permit the Construction Manager to enter into, any new Major Contract (which consent shall be conditioned upon the delivery by the Major Contractor thereunder of a Consent and Agreement).
     (2) Borrower shall obtain Administrative Agent’s and the Construction Consultant’s reasonable approval for any Change Order that exceeds $500,000 with respect to any single change or related group or series of changes. At such time as all Change Orders in the aggregate have exceeded $3,000,000, Borrower shall obtain Administrative Agent’s and the Construction Consultant’s reasonable approval for all subsequent Change Orders.
     (3) Subject to the provisions of this Section 9.7, Lead Borrower shall from time to time promptly deliver to Administrative Agent and the Construction Consultant all Change Orders, pending or executed, along with evidence that all Government Approvals relating thereto have been obtained, together with any documents related thereto, and a written description of the proposed change and related working drawings, a written estimate of the cost of the proposed change and the time necessary to complete it and a written explanation of the reasons therefor.
Section 9.8 Lien Law.
     Borrower, in compliance with Section 13 of the Lien Law covenants that it shall receive and hold the advances of the Building Loans hereunder and the right to receive the same as a trust fund for the purpose of first paying the “cost of the improvement”, as such quoted term is defined in the Lien Law, before using any part thereof for any other purpose.
Section 9.9 Reimbursement of Expenses.
     Borrower shall pay or reimburse Administrative Agent and/or the Lenders on demand of the applicable party to the extent provided in Section 9.28 of the Project Loan Agreement, which section is hereby incorporated herein by reference, all of which shall constitute part of the Loans and shall be secured by the Loan Documents.
ARTICLE 10
EVENTS OF DEFAULT
     Each of the following shall constitute an Event of Default under the Loans:
Section 10.1 Project Loan Agreement.
     An Event of Default shall occur under the Project Loan Agreement.
Section 10.2 Access to Project.
     If (a) Administrative Agent or any of the Lenders, or its representatives or the Construction Consultant is not permitted, at all reasonable times, to enter upon the Project, inspect the Improvements and the construction thereof and all materials, fixtures and articles used or to be used in connection therewith, and to examine all detailed plans, shop drawings and specifications which relate to the Improvements, or (b) Lead Borrower, the Construction Manager or a Major Contractor shall fail to furnish to Administrative Agent, the Construction Consultant or their authorized representatives, within a reasonable period of time after requested, copies of such plans, drawings and specifications, or copies of any invoices, Contracts, or bills of sale relating to the construction or equipping of the Improvements, and, in any of the foregoing cases such default remains uncured for a period of ten (10) days after notice thereof from Administrative Agent to Lead Borrower; provided, however, that if such default is caused as a result of the Construction Manager or a Major Contractor, such ten (10) day period shall be extended so long as Lead Borrower is diligently pursuing its rights and remedies to cause compliance by the Construction Manager or such Major Contractor.

Section 10.3 Termination/Bankruptcy of Construction Manager or a Major Contractor.
     If for any reason the Construction Management Agreement or any Major Contract is terminated or if the Construction Manager or a Major Contractor becomes the subject of a bankruptcy proceeding, and Borrower does not promptly (but in no event later than thirty (30) days after any such termination or bankruptcy) replace such Construction Management Agreement or Major Contract with a substitute construction management agreement or Major Contract, as the case may be, in each case reasonably acceptable to Administrative Agent and from a new construction manager or contractor, as the case may be, reasonably approved by Administrative Agent.
Section 10.4 Unsatisfactory Work.
     Borrower shall fail to cause any Unsatisfactory Work to be corrected to the reasonable satisfaction of Administrative Agent and the Construction Consultant within ten (10) Business Days after notice of such disapproval; provided, however, that if such Unsatisfactory Work cannot reasonably be corrected within such ten (10) day period, then so long as Borrower shall have commenced to cause the correction of such Unsatisfactory Work within such ten (10) day period and thereafter diligently and expeditiously proceeds to cause the correction of the same, such ten (10) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cause the correction of such Unsatisfactory Work prior to the Completion Date.
Section 10.5 Construction Work.
     The Construction Work (a) is not completed on or before the Completion Date, or (b) shall, at any time, be abandoned for more than ten (10) Business Days, or discontinued for more than fifteen (15) Business days, or a delay in the Construction Work shall occur so that the same cannot, in Construction Consultant’s sole judgment, be completed on or before the Completion Date.
ARTICLE 11
REMEDIES
     Upon the occurrence of any Event of Default, Administrative Agent may (subject to, and in accordance with, the provisions of Section 14.3 of the Project Loan Agreement) and, upon request of the Majority Lenders shall, by written notice to Lead Borrower, pursue any one or more of the remedies set forth in the Project Loan Agreement or the other Loan Documents, concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other.
     WHETHER OR NOT ADMINISTRATIVE AGENT OR THE LENDERS ELECT TO EMPLOY ANY OR ALL OF THE REMEDIES AVAILABLE TO IT UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, NEITHER ADMINISTRATIVE AGENT NOR ANY OF THE LENDERS SHALL BE LIABLE FOR THE

CONSTRUCTION OF OR FAILURE TO CONSTRUCT, COMPLETE OR PROTECT THE IMPROVEMENTS OR FOR PAYMENT OF ANY EXPENSES INCURRED IN CONNECTION WITH THE EXERCISE OF ANY REMEDY AVAILABLE TO ADMINISTRATIVE AGENT OR THE LENDERS OR FOR THE CONSTRUCTION OR COMPLETION OF THE IMPROVEMENTS OR FOR THE PERFORMANCE OR NON-PERFORMANCE OF ANY OTHER OBLIGATION OF BORROWER.
ARTICLE 12
MISCELLANEOUS
Section 12.1 Notices.
     Any notice required or permitted to be given under this Agreement shall be in writing and either shall be (a) mailed by certified mail, postage prepaid, return receipt requested, (b) sent by overnight air courier service, (c) personally delivered to a representative of the receiving party, or (d) sent by telecopy (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1) to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof. Any communication so addressed and mailed shall be deemed to be given on the earliest of (1) when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee, and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Administrative Agent, a Lender, Lead Borrower or Borrower, as the case may be. If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above, and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1. Any party may designate a change of address by written notice to each other party by giving at least ten (10) days’ prior written notice of such change of address.
Section 12.2 Amendments, Waivers, Etc.
     Any provision of this Agreement may be amended, modified supplemented or waived only in accordance with Section 12.2 of the Project Loan Agreement.
Section 12.3 Compliance with Usury Laws.
     This Agreement shall be subject to the provisions of Section 12.3 of the Project Loan Agreement with respect to usury laws, which section is hereby incorporated herein by reference.

Section 12.4 Invalid Provisions.
     If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.
Section 12.5 Approvals; Third Parties; Conditions.
     All approval rights retained or exercised by Administrative Agent and the Lenders with respect to leases, contracts, plans, studies and other matters are solely to facilitate the Lenders’ credit underwriting, and shall not be deemed or construed as a determination that the Lenders have passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Administrative Agent, the Lenders, the Lead Borrower and Borrower and may not be enforced, nor relied upon, by any Person other than Administrative Agent, the Lenders, the Lead Borrower and Borrower. All conditions of the obligations of Administrative Agent and the Lenders hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Administrative Agent and the Lenders, their successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that the Lenders will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Administrative Agent and the Lenders at any time in their sole discretion.
Section 12.6 Lenders and Administrative Agent Not in Control; No Partnership.
     None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent or any Lender the right or power to exercise control over the affairs or management of Borrower, the powers of Administrative Agent and the Lenders being limited to the rights to exercise the remedies referred to in the Loan Documents. The relationship between Borrower and the Lenders is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Administrative Agent, the Lenders and Borrower. Administrative Agent and the Lenders neither undertake nor assume any responsibility or duty to Borrower or to any other person with respect to the Loans, the Project or the other collateral for the Loans, except as expressly provided in the Loan Documents. Notwithstanding any other provision of the Loan Documents: (1) neither Administrative Agent nor any Lender is, nor shall be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or any Borrower Party or any of their respective stockholders, members, or partners, and neither Administrative Agent nor any Lender intends to ever assume such status; (2) no Lender or Administrative Agent shall in any event be liable for any Debts, expenses or losses incurred or sustained by Borrower or any Borrower Party; and (3) no Lender or Administrative Agent shall be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or any Borrower Party or any of their respective stockholders, members, or partners. Administrative Agent, the Lenders, Lead Borrower and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Administrative Agent, the Lenders, Lead Borrower and Borrower, or to create any equity in the Project or any other collateral for the Loan in Administrative Agent or any Lender, or any sharing of liabilities, losses, costs or expenses.
Section 12.7 Time of the Essence.
     Time is of the essence with respect to this Agreement.
Section 12.8 Successors and Assigns.
     Subject to the provisions of Sections 9.1 and 12.23 of the Project Loan Agreement, this Agreement shall be binding upon and inure to the benefit of Administrative Agent, the Lenders, Lead Borrower and Borrower and the respective successors and permitted assigns.
Section 12.9 Renewal, Extension or Rearrangement.
     All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loans.
Section 12.10 Waivers.
     No course of dealing on the part of Administrative Agent or any Lender, their officers, employees, consultants or agents, nor any failure or delay by Administrative Agent or any Lender with respect to exercising any right, power or privilege of Administrative Agent or any Lender under any of the Loan Documents, shall operate as a waiver thereof.
Section 12.11 Cumulative Rights.
     Rights and remedies of Administrative Agent and the Lenders under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 12.12 Singular and Plural.
     Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.
Section 12.13 Phrases.
     When used in this Agreement and the other Loan Documents, the phrase “including” shall mean “including, but not limited to,” the phrases “satisfactory to any Lender” or “satisfactory to Administrative Agent” shall mean in form and substance satisfactory to such Lender or Administrative Agent, as the case may be, in all respects, the phrases “with Lender’s consent,” “with Lender’s approval,” “with Administrative Agent’s consent” or “with Administrative Agent’s approval” shall mean such consent or approval at Lender’s or Administrative Agent’s, as the case may be, sole and absolute discretion; phrases referring to determinations or approvals to be made “in the discretion” of Administrative Agent or any Lender shall mean such determination or approval in the sole and absolute discretion of Administrative Agent or such Lender, and the phrases “acceptable to Lender” or “acceptable to Administrative Agent” shall mean acceptable to Lender or Administrative Agent, as the case may be, at such party’s sole and absolute discretion.”
Section 12.14 Exhibits and Schedules.
     The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.
Section 12.15 Titles of Articles, Sections and Subsections.
     All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.
Section 12.16 Promotional Material.
     Borrower authorizes Administrative Agent and each of the Lenders to issue press releases, advertisements and other promotional materials in connection with Administrative Agent’s or such Lender’s own promotional and marketing activities, and describing the Loans in general terms or in detail and Administrative Agent’s or such Lender’s participation in the Loans. All references to Administrative Agent or any Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Administrative Agent and such Lender in advance of issuance.

Section 12.17 Survival.
     All of the representations, warranties, covenants, and indemnities of Borrower hereunder (including environmental matters under Article 5 of the Project Loan Agreement, the obligations under Sections 2.7(1), 2.7(5) and 2.7(6) of the Project Loan Agreement), and under the indemnification provisions of the other Loan Documents shall survive (a) the repayment in full of the Loans and the release of the Liens evidencing or securing the Loans, (b) the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Project to any party, whether or not an Affiliate of Borrower and (c) in the case of any Lender that may assign any interest in its Commitment or Loans hereunder in accordance with the terms of this Agreement, the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.
Section 12.18 WAIVER OF JURY TRIAL.
     BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOANS OR THE PROJECT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND EACH LENDER TO ENTER THIS AGREEMENT.
Section 12.19 Remedies of Borrower.
     It is expressly understood and agreed that, notwithstanding any Applicable Law or any provision of this Agreement or the other Loan Documents to the contrary, the liability of Administrative Agent and each Lender (including their respective successors and assigns) and any recourse of Borrower against Administrative Agent and each Lender shall be limited solely and exclusively to their respective interests in the Loans and/or Commitments or the Project. Without limiting the foregoing, in the event that a claim or adjudication is made that Administrative Agent, any of the Lenders, or their agents, acted unreasonably or unreasonably delayed acting in any case where by Applicable Law or under this Agreement or the other Loan Documents, Administrative Agent, any Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, or otherwise violated this Agreement or the Loan Documents, Borrower agrees that none of Administrative Agent, the Lenders or their agents shall be liable for any incidental, indirect, special, punitive, consequential or speculative damages or losses resulting from such failure to act reasonably or promptly in accordance with this Agreement or the other Loan Documents.
Section 12.20 Governing Law.
     This Agreement, the notes and the other Loan Documents shall be governed by, and construed in accordance with the law of the State of New York, except to the extent otherwise specified in any of the Loan Documents. The provisions of Section 12.20 of the Project Loan Agreement with respect to submission to jurisdiction are hereby incorporated by reference and shall be applicable to this Agreement.
Section 12.21 Entire Agreement.
     This Agreement and the other Loan Documents embody the entire agreement and understanding between Administrative Agent, the Lenders and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between the Commitment Letter and this Agreement or any of the other Loan Documents, the terms of this Agreement shall control.
Section 12.22 Counterparts.
     This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
Section 12.23 Assignments and Participations by the Lenders.
     Each Lender may only assign any of its Loans, its Notes and its Commitment and sell interests in the Loans to Participants in accordance with Section 12.23 of the Project Loan Agreement, which section is hereby incorporated herein by reference.
Section 12.24 Brokers.
     This Agreement shall be subject to the provisions of Section 12.24 of the Project Loan Agreement, which section is hereby incorporated herein by reference.
Section 12.25 Right of Set-off.
     Upon the occurrence and during the continuance of any Event of Default, each of the Lenders shall have the right of set-off as provided in Section 12.25 of the Project Loan Agreement, which section is hereby incorporated here by reference.

Section 12.26 Limitation on Liability of Administrative Agent’s and the Lenders’ Officers, Employees, etc.
     Any obligation or liability whatsoever of Administrative Agent or any Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Administrative Agent’s or such Lender’s respective assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Administrative Agent’s or any Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.
Section 12.27 Cooperation with Syndication.
     This Agreement shall be subject to the provisions of Section 12.27 of the Project Loan Agreement with respect to usury laws, which section is hereby incorporated herein by reference.
Section 12.28 Severance of Loan.
     This Agreement shall be subject to the provisions of Section 12.28 of the Project Loan Agreement with respect to usury laws, which section is hereby incorporated herein by reference.
Section 12.29 Confidentiality.
     This Agreement shall be subject to the provisions of Section 12.29 of the Project Loan Agreement with respect to usury laws, which section is hereby incorporated herein by reference.
ARTICLE 13
RECOURSE LIABILITY
Section 13.1 Recourse Liability.
     This Agreement shall be subject to the provisions of Article 13 of the Project Loan Agreement, which section is hereby incorporated herein by reference.
ARTICLE 14
ADMINISTRATIVE AGENT
Section 14.1 Appointment, Powers and Immunities.
     The provisions of Article 14 of the Project Loan Agreement are hereby incorporated by reference, including, without limitation, Administrative Agent’s powers and immunities, reliance, obligations with respect to Defaults, rights as a Lender, right to indemnification by the Lenders, non-reliance by the Lenders, failure to act, resignation, authorization and remedies with respect to Defaulting Lenders.
ARTICLE 15
CASH MANAGEMENT
Section 15.1 Cash Management.
     This Agreement shall be subject to the provisions of Article 15 of the Project Loan Agreement, which article is hereby incorporated herein by reference.
ARTICLE 16
CONTROLLED ACCOUNTS
Section 16.1 Controlled Accounts.
     This Agreement shall be subject to the provisions of Article 15, which article is hereby incorporated herein by reference.
[Signature Pages Follow]

     EXECUTED as of the date first written above.

BORROWER:	ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC, a Delaware limited liability company
By:
		Name:	Robert Masters
		Title:	Senior Vice President

Address for Notices:

c/o Acadia Realty Trust
1311 Mamaroneck Avenue,
Suite 260
White Plains, NY 10605
Attention: Robert Masters
Telecopier No.: 914-428-3646

FORDHAM PLACE OFFICE, LLC,
a Delaware limited liability company

By:
		Name:	Robert Masters
		Title:	Senior Vice President

Address for Notices: c/o Acadia Realty Trust 1311 Mamaroneck Avenue, Suite 260 White Plains, NY 10605 Attention: Robert Masters Telecopier No.: 914-428-3646

LENDER:	EUROHYPO AG, NEW YORK BRANCH, as Administrative Agent
By:
Name:
Title:

By:
Name:
Title:

Address for Notices to Eurohypo
AG, New York Branch:

Eurohypo AG, New York Branch
1114 Avenue of the Americas,
29th Floor
New York, New York 10036
Attention: Legal Director
Telecopier No.: 866 267 7680

With copies to:

Eurohypo AG, New York Branch
1114 Avenue of the Americas,
29th Floor
New York, New York 10036
Attention: Head of Portfolio
Operations
Telecopier No.: 866 267 7680

— and —

Riemer & Braunstein LLP
Times Square Tower, Suite 2506
Seven Times Square
New York, New York 10036
Attention: Steven J. Weinstein, Esq.
Telecopier No.: (617) 692-3503

ADMINISTRATIVE AGENT:	EUROHYPO AG, NEW YORK BRANCH, as Administrative Agent
By:
Name:
Title:

By:
Name:
Title:

Address for Notices to Eurohypo
AG, New York Branch:

Eurohypo AG, New York Branch
1114 Avenue of the Americas,
29th Floor
New York, New York 10036
Attention: Legal Director
Telecopier No.: 866 267 7680

With copies to:

Eurohypo AG, New York Branch
1114 Avenue of the Americas,
29th Floor
New York, New York 10036
Attention: Head of Portfolio
Operations
Telecopier No.: 866 267 7680

— and —

Riemer & Braunstein LLP
Times Square Tower, Suite 2506
Seven Times Square
New York, New York 10036
Attention: Steven J. Weinstein, Esq.
Telecopier No.: (617) 692-3503

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)
     On the             day of                                          in the year 2007, before me, the undersigned, a notary public in and for said state, personally appeared Robert Masters, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

My commission expires:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)
     On the                      day of                                          in the year 2007, before me, the undersigned, a notary public in and for said state, personally appeared                                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

My commission expires:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)
     On the                      day of                                          in the year 2007, before me, the undersigned, a notary public in and for said state, personally appeared                                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

My commission expires:

SCHEDULE 1
BUILDING LOAN COMMITMENTS

Lender	Commitment
Eurohypo AG, New York Branch		$75,339,243.00
	$
Total		$75,339,243.00

SCHEDULE 1.1(37)
PLANS AND SPECIFICATIONS
General Description
•	Base building construction drawings by Greenberg Farrow dated August 1, 2007 as follows:
•	Site

•	Architectural

•	Structural

•	Mechanical

•	Electrical

•	Plumbing

•	Fire Protection
•	Base Building specifications by Greenberg Farrow as follows:
•	Divisions 100 through 12000 dated January 5, 2007

•	Division 14000 dated January 19, 2007

•	Division 15000 dated April 16, 2007

•	Division 16000 dated December 29, 2006
•	Sears tenant construction drawings dated August 22, 2007
•	Sears tenant specifications dated August 1, 2007
Detailed Description
See Attached

SCHEDULE 1.1(41)
PROJECT DOCUMENTS
1.	Plans and Specifications

2.	The Borrower’s Architect’s Agreement

3.	Construction Management Agreement

4.	Engineering Agreements.

5.	Major Contracts.

6.	Minor Contracts.

7.	Government Approvals.

8.	Construction Schedule.

9.	Consents and Acknowledgements from Construction Manager, Architect, Engineer and Major Contractors.

10.	Design Professionals’ Certificates.

11.	ALTA Survey.

12.	Site Plan.

SCHEDULE 4
ADVANCE CONDITIONS
Part A — Initial Advance
Part B — General Conditions
Part C — Conditions to Final Loans

PART A. CONDITIONS PRECEDENT TO EFFECTIVENESS OF BUILDING LOAN COMMITMENTS AND TO INITIAL BUILDING LOANS.
     The effectiveness of the Building Loan Commitments and the obligation of the Lenders to make the initial Building Loans are subject Administrative Agent’s receipt, review, approval and/or confirmation of the following, at Borrower’s cost and expense, each in form and content satisfactory to Administrative Agent in its sole discretion (such conditions not to be duplicative to the extent they are the same matters required as conditions precedent to the effectiveness of the Acquisition Loans and Project Loans under the Project Loan Agreement):
ORGANIZATIONAL AND AUTHORIZATION DOCUMENTS; OPINIONS; OTHER DOCUMENTATION RELATING TO BORROWER, BORROWER PARTIES AND OTHER PERSONS
     1. All documents evidencing the formation, organization, valid existence, good standing of and for Borrower and each Borrower Party, and the authorization, execution, delivery and performance of the Loan Documents and Project Documents by Borrower and each Borrower Party, including a certified organizational chart for Borrower and Borrower Parties.
     2. Legal opinions issued by counsel for Borrower and each Borrower Party, opining as to the due organization, valid existence and good standing of Borrower and each Borrower Party; as to the due authorization, execution, delivery, enforceability and validity of the Loan Documents with respect to Borrower and each Borrower Party (and including opinions with respect to non-contravention, perfection, choice of law, usury and non-consolidation); and as to such matters concerning the zoning and entitlements for the Project, compliance with Applicable Law (including the Affordable Housing Requirements) and such other matters as Administrative Agent and Administrative Agent’s counsel reasonably may specify.
     3. Current Uniform Commercial Code searches, and litigation, bankruptcy and judgment reports, as requested by Administrative Agent, with respect to Borrower and Borrower Parties.
     4. Copies of the most recent financial statements of Borrower certified by an officer of the Borrower and each Borrower Party, if applicable, and copies of the most recent audited annual financial statement of Guarantor, and certificates dated the Closing Date and signed by an Authorized Officer of Borrower and each Borrower Party stating that (i) such financial statements are true, complete and correct and (ii) no change shall have occurred in the financial condition of Borrower or any Borrower Party which would have a Material Adverse Effect on the Project, or on Borrower’s or any Borrower Party’s ability to repay the Loans or otherwise perform its obligations under the Loan Documents. Further, there shall not exist any material default by Borrower or any Borrower Party under any loan, financing or similar arrangement with any lender.
     5. Satisfactory financial review and background checks (including such background checks as deemed necessary by Administrative Agent and Lenders to comply with the Patriot Act) of Borrower and Borrower Parties.
     6. Opening balance sheet for Borrower.

LOAN DOCUMENTS; CLOSING CERTIFICATES; APPRAISAL
     7. The Loan Documents, executed by Borrower and, as applicable, each Borrower Party.
     8. A certificate of an Authorized Officer of Borrower, dated as of the Closing Date, certifying that: (i) the representations and warranties of Borrower and each Borrower Party contained in the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such date), and (ii) no Potential Default or Event of Default has occurred and is continuing on such date.
     9. An Appraisal, such that the aggregate amount of the Commitments shall not exceed seventy percent (70%) of the aggregate value of the Project. The Appraisal shall run in favor of “Eurohypo AG, New York Branch or its designee, as Administrative Agent on behalf of the lenders in its lending syndicate from time to time, and the successors and assigns of each of the foregoing, all of whom may rely thereon.”
TITLE; SURVEY
     10. An ALTA policy or policies of title insurance satisfactory to Administrative Agent (collectively, the “Building Loan Title Policy”), issued by the Title Insurer together with evidence of the payment of all premiums due thereon, (a) insuring Administrative Agent for the benefit of the Lenders, in an amount equal to the aggregate amount of the Building Loan Commitments, that Borrower is lawfully seized and possessed of a valid and subsisting fee simple interest in the Land and Improvements and that the Building Loan Mortgage constitutes a valid fee simple mortgage on the Land and Improvements subject to no Liens other than the Permitted Encumbrances applicable thereto and (b) providing (i) affirmative insurance or endorsements for coverage against all mechanics’ and materialmen’s liens, (ii) a pending disbursements clause, and (iii) such other affirmative insurance, endorsements and reinsurance as Administrative Agent may require. The form of the Building Loan Title Policy and all endorsements thereto shall be approved by Administrative Agent in its sole discretion. The Building Loan Title Policy shall name as the insured “Eurohypo AG, New York Branch or its designee, as Administrative Agent on behalf of the lenders in its lending syndicate from time to time, and the successors and assigns of each of the foregoing, all of whom may rely thereon”.
     11. A survey of the Project (the “Survey”) in form and content, and prepared by a registered land surveyor, satisfactory to Administrative Agent. The Survey shall be certified to “Eurohypo AG, New York Branch or its designee, as Administrative Agent on behalf of the lenders in its lending syndicate from time to time, and the successors and assigns of each of the foregoing, all of whom may rely thereon” in accordance with a surveyor’s certificate in form and substance satisfactory to Administrative Agent.
     12. Evidence that all of the land parcels required to develop the Project per the final Plans and Specifications are owned by Borrower and are encumbered by the Building Loan Mortgage and insured by the Building Loan Title Policy.

INSURANCE
     13. A certified copy of, or certificates of insurance with respect to, the insurance policies required under Section 3.1(1) of this Agreement (inclusive of the insurance policies required under Schedule 3.1(1)(J)), together with evidence of the payment of all premiums therefor.
GOVERNMENT APPROVALS; COMPLIANCE WITH LAW
     14. Originals (or copies certified by an Authorized Officer of Borrower to be true copies) of all Government Approvals referred to in the Permitting Schedule, other than those expressly provided for in said Schedule to be obtained at a later time (together with, if requested by Administrative Agent, an opportunity to review (or certified copies of) all correspondence referred to in such Government Approvals and all applications for such Government Approvals).
     15. Evidence satisfactory to Administrative Agent of final approval from Borrower’s Architect and the New York City Department of Buildings of Project design and specifications.
     16. Evidence satisfactory to Administrative Agent that the Land is and, upon completion thereof, the Improvements will be in compliance with all Applicable Law and any applicable covenants, conditions and restrictions affecting the Land.
     17. Receipt, review and acceptance by the administrative Agent of (i) a Phase I report and Phase II report, if applicable, for the Project.
PROJECT DOCUMENTS; CONSENTS AND AGREEMENTS; GOVERNMENT APPROVALS
     19. True and correct copies of each of the Project Documents (including all amendments thereto), certified as such by an Authorized Officer of Borrower, together with evidence that (a) each of the Project Documents has been duly executed and delivered by each Person that is a party thereto and is in full force and effect; (b) neither Borrower nor, to the best of Borrower’s knowledge, any other Person which is party to any of the Project Documents, is in default thereunder beyond any applicable cure and notice periods; (c) no term or condition thereof shall have been amended, modified or waived without the prior consent of Administrative Agent. The form and substance of each of the Project Documents shall be satisfactory to Administrative Agent.
     20. A true and correct copy of the Construction Management Agreement certified as such by an Authorized Officer of Borrower and evidence that no term or condition of such contract shall have been modified and/or waived without the prior consent of Administrative Agent, together with financial statements for the Construction Manager. The form and substance of the Construction Management Agreement, and the financial statements of the Construction Manager, shall be satisfactory to Administrative Agent.
     21. A certificate of the Construction Manager in favor of Administrative Agent (on behalf of the Lenders) certifying that the Construction Schedule and the Budget (as its relates to

Hard Costs) are realistic and can be adhered to in completing the Construction Work for the Improvements in accordance with the Plans and Specifications.
     22. A true and correct copy of Borrower’s Architect Agreement certified as such by an Authorized Officer of Borrower and evidence that no term or condition of Borrower’s Architect Agreement shall have been modified, amended, supplemented and/or waived without the prior consent of Administrative Agent. The form and substance of Borrower’s Architect Agreement shall be satisfactory to Administrative Agent.
     23. A schedule of the identity of the Major Contractors for the Improvements representing at least eighty percent (80%) of the cost of the completion of the Project Completion Work for the Improvements (including the Major Contracts for the mechanical, electrical and plumbing work and any other Major Contractors deemed reasonably appropriate by Administrative Agent), and copies of the executed Major Contracts entered into with such Major Contractors and all modifications, amendments and/or supplements thereto with respect thereto, together with a certificate of an Authorized Officer of Borrower certifying that (A) the copies of the Major Contracts attached to such certificate are true, correct and complete in all respects; (B) such Major Contracts attached to such certificate are in full force and effect; and (C) neither Borrower, nor the Construction Manager nor the applicable Major Contractor is in default thereunder. The form and substance of the Major Contract shall be satisfactory to Administrative Agent.
     24. Evidence satisfactory to the Administrative Agent that the Project is eligible to obtain and receive a partial exemption of real property taxes for the Improvements for a twenty-five (25) year period under the Industrial and Commercial Incentive Program, as of right.
     25. If any Construction Work has been commenced prior to the Closing Date, (a) the most recent Construction Manager’s progress payment request showing the percentage of completion, the amount funded and Change Order status and (b) sworn partial waivers of liens covering all work and materials performed or supplied prior to the Closing Date from all contractors, subcontractors, materialmen, suppliers and other vendors.
     26. Certificates of Borrower’s applicable Design Professionals (such certificates to be limited to the portion of the Construction Work for which the respective Design Professional is responsible) in favor of Administrative Agent (on behalf of the Lenders), or other evidence satisfactory to Administrative Agent, that (a) the Plans and Specifications for the Improvements are in full compliance with all Applicable Law; (b) the Plans and Specifications for the Improvements are full and complete in all respects and contain all details necessary for construction of the Project Completion Work for the Improvements; (c) all Government Approvals to the extent necessary for construction of the Project Completion Work for the Improvements have been issued; (d) the gross square footage of the Improvements as shown on a schedule attached to the certificate of the applicable Design Professional accurately reflects the gross square footage of the improvements contemplated by the Plans and Specifications for the Improvements; (e) there exist with respect to the Project adequate water, storm and sanitary sewage facilities and other required public utilities, together with a means of ingress and egress to and from the Project over public streets; and (f) the Construction Schedule and the Budget for

the Improvements are realistic and can be adhered to in completing the Project Completion Work for the Improvements in accordance with the Plans and Specifications therefor.
PLANS AND SPECIFICATIONS; BUDGET; CONSTRUCTION SCHEDULE; REPORTS AND STUDIES
     27. Receipt, review, and approval by Administrative Agent and the Construction Consultant of the final Plans and Specifications for the Improvements, including any Construction, architectural and engineering drawings, sealed by the applicable Design Professionals.
     28. The delivery by the Construction Consultant to Administrative Agent of the Construction, Cost and Plan Review in form and substance satisfactory to Administrative Agent.
     29. The Budget as approved by Administrative Agent, which shall include all Project Costs for the Improvements and shall be sufficient to complete the Improvements and carry the Project through the Maturity Date based on the final Plans and Specifications. The Budget shall be such that the aggregate amount of the Commitments shall not exceed eighty percent (80%) of the aggregate Project Costs for the entire Project reflected on the Budget. To the extent that the Commitments would exceed any of the limits described in this section, they shall be automatically reduced to an amount not in excess of the limits described in this section.
     30. The Construction Schedule, together with (if any Construction Work has been commenced prior to the Closing Date) evidence satisfactory to Administrative Agent that the development of the Construction Work is proceeding in accordance with the Construction Schedule and the Budget.
     31. Receipt, review, and acceptance by Administrative Agent of (i) Site Assessments relating Project; (ii) seismic studies showing a probable maximum loss of less than 20% for the Project; and (iii) soils reports, engineering reports, geotechnical reports and other reports and studies in each case as required by Administrative Agent and prepared in accordance with Administrative Agent’s scope and by consultants engaged by Administrative Agent or, if consented to by Administrative Agent, engaged by Borrower with reliance rights with respect to such reports and studies expressly granted in writing to Administrative Agent and its on behalf of the Lenders and the respective successors and assigns of each of the foregoing. All such reports and studies shall be in a form approved by Administrative Agent, and shall be certified to Administrative Agent (on behalf of the Lenders and their successors and assigns) in a form reasonably requested by Administrative Agent which may include certification to additional participants, co-lenders and/or investors. Such reports and studies shall run in favor of “Eurohypo AG, New York Branch or its designee, as Administrative Agent on behalf of the lenders in its lending syndicate from time to time, and the successors and assigns of each of the foregoing, all of whom may rely thereon”.
PAYMENT OF INITIAL EQUITY CONTRIBUTION, FEES, EXPENSES AND COSTS
     32. There shall have been made by Borrower unreimbursed equity contributions to the Project in an aggregate amount equal to the Initial Equity Contribution, and Borrower shall have delivered to Administrative Agent evidence satisfactory to it that Borrower has made such contributions, including, without limitation, a certificate of an Authorized Officer of Borrower certifying thereto and itemizing the uses of the such contributions, such certificate to be accompanied by backup materials documenting the amount of such contributions and the use of same; provided, however, the Administrative may, in its sole discretion, waive this requirement for the closing of the Loan, as long as such requirement is satisfied prior or contemporaneously with the initial advance of proceeds of the Loan.
     33. Payment to Administrative Agent in accordance with the Fee Letters of the upfront fee and arrangement fee described therein, together with the initial annual payment of the Agency Fee and the final payment of the Unused Commitment Fee for the Commitments in accordance with Section 2.71(1) of this Agreement.
     34. Payment of all fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or agents in connection with the Loans, such evidence to be accompanied by any waivers or indemnifications deemed necessary by Administrative Agent.
     35. Payment of Administrative Agent’s costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of Administrative Agent’s inspecting engineers, consultants, and outside counsel.
     36. Payment of all expenses and premiums in connection with the issuance of the Building Loan Title Policy and all recording charges, mortgage taxes and filing fees payable in connection with recording the Building Loan Mortgage and the filing of the Uniform Commercial Code financing statements related thereto in the appropriate offices.
     37. Payment of any due and payable real estate taxes and assessments with respect to the Project remaining unpaid on the Closing Date.
LEASES:
     38. Receipt, review, and acceptance by Administrative Agent of (i) the leases with Existing Tenants, and (ii) for each of the leases with Existing Tenants, (1) written estoppels in form and substance reasonably satisfactory to Administrative Agent, executed by tenants under the leases with Existing Tenants and confirming the term, rent, and other provisions and matters relating to the leases and (2) written subordination and attornment agreements, in form and substance satisfactory to Administrative Agent, executed by Existing Tenants, whereby, among other things, such tenants subordinate their interest in the Project to the Loan Documents and agree to attorn to Administrative Agent (on behalf of the Lenders) and its successors and assigns upon foreclosure or other transfer of the Project after an Event of Default.
     39. Evidence satisfactory to Administrative Agent that, as of the Closing Date, the aggregate fixed minimum rent of the retail leases shall be no less than $5,150,000.
OTHER
     40. Such other documents or items as Administrative Agent or its counsel reasonably may require, including, without limitation the delivery of such documents or items as may be indicated on a closing checklist distributed to Borrower by Administrative Agent or its counsel.

     41. No material change shall have occurred in the financial markets which would have, in Administrative Agent’s judgment, a material adverse affect on the Project or any obligor’s ability to repay the Loans or otherwise perform its obligations under the Loan Documents.
     42. Evidence that the other conditions set forth in Article 4 have been satisfied.
     43. Evidence that all of the conditions precedent to the effectiveness of the initial Acquisition Loans and Project Loans under the Project Loan Agreement shall have been satisfied.
     44. Notwithstanding anything to the contrary contained herein, in no event shall the initial disbursement of the Loans occur prior to the Closing Date.

PART B. GENERAL CONDITIONS TO ALL BUILDING LOANS
     The obligation of the Lenders to make any Loans shall be subject to Administrative Agent’s receipt, review, approval and/or confirmation of the following, each in form and content satisfactory to Administrative Agent in its sole discretion (such conditions not to be duplicative to the extent they are the same matters required as conditions precent to the effectiveness of the Acquisition Loans and/or Project Loans that are being advanced concurrently therewith under the Project Loan Agreement):
     1. There shall exist no Potential Default or Event of Default (both before and after giving effect to the requested advance).
     2. The representations and warranties contained in this Agreement and in all other Loan Documents shall be true and correct in all material respects on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date.
     3. Such advance shall be secured by the Building Loan Mortgage and the other Security Documents, subject only to the Permitted Encumbrances, as evidenced by a Date Down Endorsement satisfactory to Administrative Agent.
     4. Borrower shall have paid Administrative Agent’s costs and expenses in connection with such advance (including title charges and attorneys’ fees and expenses).
     5. No change shall have occurred in the financial condition of Borrower or any Borrower Party or in the Project which would have a Material Adverse Effect.
     6. No proceeding with respect to condemnation, adverse possession, zoning change or usage change proceeding shall have occurred or shall have been threatened against the Project the Project shall not have suffered any damage by fire or other casualty which has not been repaired or is not being restored in accordance with this Agreement; no Applicable Law or injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any Governmental Authority, which would have, in Administrative Agent’s judgment, a material adverse effect on the Project or Borrower’s or any Borrower Party’s ability to perform its obligations under the Loan Documents.
     7. The Construction Work (or such part thereof as may have been constructed at the time of any borrowing) shall have been constructed substantially in accordance with the Plans and Specifications and the Construction Schedule (as each may have been modified in accordance with this Agreement) and all applicable Government Approvals; and there shall exist no Unsatisfactory Work.
     8. The Construction Consultant shall have reviewed and approved the disbursement requested in the Request for Loan Advance delivered by Lead Borrower with respect to such Loan. Such Request for Loan Advance shall include copies of all documents, contracts, invoices, bills, construction records, lien waivers, Change Orders, and drawings, plans and specifications as the Construction Consultant shall reasonably require, to enable the Construction Consultant to timely review each Request for Loan Advance.

     9. Borrower shall have provided the Construction Consultant, Administrative Agent and the Lenders, or their representatives, prompt and reasonable access to the Project, in order to inspect the Construction Work then completed.
     10. Administrative Agent shall have received the following items in connection with each Loan:
     (a) A Request for Loan Advance as provided in Section 2.1(2) and Sections 2.6(4) and 4.2 of the Project Loan Agreement duly executed by an Authorized Officer of Lead Borrower, together with the required attachments thereto;
     (b) Such invoices, contracts and other supporting data as Administrative Agent may reasonably require to evidence that all Project Costs for which disbursement of Building Loans is sought have been incurred and are then due and payable;
     (c) Except for Liens insured against pursuant to the Building Loan Title Policy, (i) sworn unconditional waivers of lien from contractors, subcontractors, materialmen, suppliers and vendors, covering all work for which funds have been advanced pursuant to a prior disbursement and (ii) at Administrative Agent’s election, sworn conditional waivers of lien from contractors, subcontractors, materialmen, suppliers and vendors, covering all work of such Persons for which funds are being advanced pursuant to the then current Request for Loan Advance, all in compliance with the Lien Law;
     (d) Copies of any Change Orders which have not been previously furnished to Administrative Agent and the Construction Consultant, all of which shall be subject to Administrative Agent’s review and approval in accordance with this Agreement;
     (e) Copies of all Contracts and purchase orders which have been executed or modified, amended and/or supplemented since the last Loan, together with (i) a certificate by an Authorized Officer of Lead Borrower certifying that the delivered items are true, accurate and complete copies of the originals thereof, and (ii) Consents and Agreements in the applicable form attached to the General Assignment from each Major Contractors who has entered into a Major Contract but has not previously delivered a Consent and Agreement;
     (f) Inventory of materials and equipment stored on the Project and evidence that Borrower has complied with all of the requirements of Section 4.8 relating to such stored materials;
     (g) Copies of all Government Approvals (to the extent required as of such date) not previously delivered to Administrative Agent, certified by an Authorized Officer of Borrower;
     (h) If any material dispute arises between or among Borrower, the Construction Manager or any Major Contractor, a written summary of the nature of such dispute;

     (i) If the Budget shall have been modified, copies of all such modifications, all of which shall be subject to Administrative Agent’s review and approval in accordance with this Agreement;
     (j) Copies of all amendments to the Construction Schedule not previously delivered to Administrative Agent, all of which shall be subject to Administrative Agent’s review and approval in accordance with this Agreement;
     (k) Promptly after the completion of the construction of the foundation or other support elements for the Construction Work, Lead Borrower shall provide to Administrative Agent a current survey of the Land showing all improvements located thereon and complying with the requirements set forth in Part A, paragraph 11 and shall obtain a foundation endorsement to the Building Loan Title Policy in form satisfactory to Administrative Agent insuring that all foundations and other support elements are located within applicable property and setback lines and do not encroach upon any easements or rights of way; and
     (l) To the extent not previously delivered to Administrative Agent, evidence showing compliance with the insurance provisions of Section 3.1.
     11. All of the conditions set forth in Part A above shall remain satisfied and all applicable conditions in Article 4 shall have been satisfied, including the application of all Operating Revenues in accordance with Section 4.6.
     12. Evidence that all of the conditions precedent to the effectiveness of a Project Loan under the Project Loan Agreement shall have been satisfied; provided, however, Items 3, 10(a) and 10(b) of Schedule 4 — Part B of the Project Loan Agreement need not be satisfied if no Project Loan is being advanced at such time.
     13. The Loans shall be In Balance, and all material actions required to have been undertaken or obtained prior to the date of such disbursement pursuant to the Permitting Schedule and the Marketing Plan and Schedule shall have been undertaken or obtained as applicable.
     14. Operating Revenues shall have been applied in accordance with Section 4.1(1) and Section 4.6(1) of the Project Loan Agreement.
     15. To the extent not previously delivered to Administrative Agent, Lead Borrower shall provide evidence of the payment of all costs, expenses and other charges covered by previous Requests for Loan Advances for which advances of Loans have previously been made.
     16. Administrative Agent has reasonably determined withholding such disbursement in whole or in part is not required by the Lien Law.
     17. Such other documents and items as Administrative Agent may reasonably request.

PART C. CONDITIONS TO THE FINAL BUILDING LOANS FOR PROJECT COMPLETION WORK
     The obligation of the Lenders to make the final Building Loans to Borrower for Project Completion Work with respect to the Improvements is subject to the further condition precedent that all of the following requirements (collectively, the “Project Work Substantial Completion Conditions”) shall have been completed to the reasonable satisfaction of Administrative Agent:
     1. Administrative Agent and the Construction Consultant (except in the case of clauses (b) and (h) below) shall have received the following items in connection with the final Loans for such Project Completion Work:
     (a) Evidence of the approval by the applicable Governmental Authorities of such Project Completion Work to the extent any such approval is a condition of the lawful use of such Project Completion Work, including, without limitation, valid certificates of occupancy;
     (b) A final as-built survey covering such Project Completion Work and any paving, driveways and exterior improvements and otherwise in compliance with Schedule 4 — Part A, paragraph 11, together with endorsements to the Title Policies which are satisfactory to Administrative Agent and which describe the Improvements located on the Project (CLTA 116 series), insure the lien-free completion of the Improvements (CLTA 101 series, as required by Administrative Agent), insure that there are no encroachments or violations of any recorded covenants, conditions or restrictions affecting the Project (CLTA 100 series), and amend any survey exception to reflect the final as-built survey;
     (c) A full and complete certified set of “as built” Plans and Specifications for such Work;
     (d) Unconditional waivers of lien and sworn statements from all contractors, subcontractors, materialmen, suppliers and vendors with respect to such Project Completion Work, in each case in compliance with the Lien Law;
     (e) Certificates from the applicable Design Professionals (such certificates, except in the case of Borrower’s Architect, to be limited to the portion of such Project Completion Work for which the respective Design Professional was responsible) stating that, to the best of such Design Professional’s knowledge, (i) such Project Completion Work (A) has been substantially completed in accordance with the Plans and Specifications, (B) is structurally sound (the certification as to structural soundness to be made by the structural engineer only) and (C) is available for occupancy, delivery to an applicable tenant for performance of tenant work (subject to completion of Punch List Items), and (ii) such Project Completion Work as so completed complies with all applicable building codes;
     (f) Statement from the testing engineer performing construction materials testing indicating that such Project Completion Work was performed according to the Plans and Specifications;

     (g) Violation searches, if available and reasonably requested by Administrative Agent, with Governmental Authorities indicating no notices of violation have been issued with respect to such Project Completion Work;
     (h) Current searches of all Uniform Commercial Code financing statements filed with the Secretary of State of the state of formation/organization of Borrower and the office of the Recorder of Bronx County, New York, showing that no Uniform Commercial Code financing statements are filed or recorded against Borrower in which the collateral is personal property or fixtures located on the Project or used in connection with the Project other than financing statements with respect to the Loans;
     (i) A certificate of an Authorized Officer of Borrower certifying that:
     (i) no condemnation of any portion of the Project or any action which could result in a relocation of any roadways abutting the Project or the denial of access, which, in Administrative Agent’s sole judgment, adversely affects the Lenders’ security or the operation of the Project, has commenced or, to the best of Borrower’s knowledge, is contemplated by any Governmental Authority;
     (ii) all fixtures, attachments and equipment necessary for the operation of the Project Completion Work have been installed or incorporated into the Project and are operational and in good working order, free from defects; all guarantees and warranties have been transferred/assigned to Borrower; and Borrower is the absolute owner of all of said property free and clear of all Liens; and
     (iii) all Project Costs relating to such Project Completion Work have been paid in full except (A) to the extent covered by the final Loans then being requested, and (B) amounts for Hard Costs which Borrower is disputing in good faith and with due diligence; provided that Administrative Agent may, in its sole discretion, hold back an amount equal to (x) 150% of the disputed amount minus (y) any Retainage that Administrative Agent is still holding with respect to the applicable Hard Costs, and (C) amounts held by Administrative Agent with respect to Punch List Items with respect to the applicable Hard Costs.
     (j) Evidence that all of the Government Authorizations required to be obtained by such time in accordance with the Permitting Schedule have been obtained.
     (k) All on-site and off-site work has been completed.
     2. At Borrower’s expense, an engineering report from a licensed professional engineer, satisfactory in form and content to Administrative Agent, which shall (a) comment on the structural soundness of the Project, seismic resistance, quality and remaining economic life of the roof, HVAC and improvements and (b) verify that the Project Completion Work has been completed in accordance with the Plans and Specifications, approved by the appropriate Governmental Authorities and that the Project, and the Improvements constructed thereon, satisfy all Applicable Law.

     3. Administrative Agent shall have received written certification from the Construction Consultant that (a) such Project Completion Work has been substantially completed in accordance with the Plans and Specifications, subject to completion of Punch List Items (as to which, if incomplete on the date of the final disbursement of a Loan for Work, Administrative Agent may, in its sole discretion, hold back an amount equal to (a) 150% of the estimated cost of completing such Punch List Items from the final disbursement minus (b) any Retainage that Administrative Agent is still holding with respect to the applicable Punch List Items, such amount to be advanced to Lead Borrower on completion of such Punch List Items and the satisfaction of the requirements of Section 4.2 with respect to Retainage, which Borrower shall diligently complete) and (b) the deliveries required in paragraphs 1 and 2 above shall have been received and approved by Administrative Agent.

SCHEDULE 7.3
TENANT IMPROVEMENT WORK
Best Buy — Turn Key
•	Full buildout according to tenants plans.
Sears — Turn Key
•	Full buildout according to tenants plans.
24-Hour — Cold Dark Shell
•	Provide demising walls and all utilities not stubbed to the space. Utilities are on each floor and tenant will connect themselves. We tell them where utilities are located.
Walgreen’s — Cold Dark Shell
•	Provide demising walls and all utilities not stubbed to the space. Utilities are on each floor and tenant will connect themselves. We tell them where utilities are located
Office — White Box + TI TBD
•	Perimeter walls are sheet rocked and ready for finish. Floors are ready for finish. Ceilings and Sprinklers are in place. Basic power in demising partitions. Electric lighting in place.

EXHIBIT A
LEGAL DESCRIPTION OF PROJECT
PARCEL I — (f/k/a LOT 8, Now Part of LOT 9)
ALL THAT CERTAIN piece or parcel of land, together with any improvements thereon situate, lying and being in the Borough of the Bronx, City and State of New York, bounded and described as follows:
BEGINNING at a point on the easterly side of Webster Avenue (100 feet in width), said point being distant south 08 degrees 26 minutes 11 seconds west, a distance of 254.35 feet from a point formed by the intersection of said easterly side of Webster Avenue with the southerly side of East Fordham Road (a/k/a Pelham Avenue variable in width) and from said point of beginning
RUNNING THENCE along the common dividing line between said Lot 8 and Lot 9 south 85 degrees 39 minutes 56 seconds east, a distance of 108.97 feet to a point;
THENCE along the common dividing line between said Lot 8 and Lot 12 south 04 degrees 33 minutes 31 seconds west, a distance of 24.68 feet to a point;
THENCE along the common dividing line between said Lots 8 and Lot 4 (lands now or formerly of Automotive Realty Corporation) north 85 degrees 39 minutes 56 seconds west, a distance of 110.65 feet to a point; on the aforementioned easterly side of Webster Avenue;
THENCE along the easterly side of said Webster Avenue, north 08 degrees 26 minutes 11 seconds east, a distance of 24.74 feet to the point or place of BEGINNING.
PARCEL II — LOT 9:
ALL THAT CERTAIN piece or parcel of land, together with any improvements thereon situate, lying and being in the Borough of the Bronx, City and State of New York, and as further bounded and described as follows:
BEGINNING at a point on the easterly side of Webster Avenue (100 feet wide), said point being distant south 08 degrees 26 minutes 11 seconds west, a distance of 228.81 feet from a point formed by the intersection of said easterly side of Webster Avenue with the southerly side of East Fordham Road (a/k/a Pelham Avenue, variable width) and from said point of beginning;
RUNNING THENCE the following two (2) courses along the dividing line between Lot 9 (n/f reputed owner Acadia-PA East Fordham Acquisitions, LLC and Lot 12 (n/f reputed owner Acadia-PA East Fordham Acquisitions, LLC), Block 3033;
1. South 85 degrees 39 minutes 56 seconds east, a distance of 115.24 feet to a point; thence
2. South 03 degrees 58 minutes 56 seconds west, a distance of 25.48 feet to a point; thence

3. Along the common dividing line between the aforementioned Lot 9 and Lots 12 & 8 (n/f Acadia-PA East Fordham Acquisitions LLC), Block 3033 north 85 degrees 39 minutes 56 seconds west, a distance of 117.22 feet to a point on the aforementioned easterly side of Webster Avenue; thence
4. Along said easterly side of Webster Avenue, north 08 degrees 26 minutes 11 seconds east, a distance of 25.54 feet to the point or place of BEGINNING.
This description is prepared in accordance with a Survey made by Control Point Associates Inc. dated 8/30/07 and last revised 9/18/07 by Gregory A. Gallas NY P.L.S. (Control Point Associates Inc.)
PARCEL III — LOT 12:
ALL THAT CERTAIN plot, piece or parcel of land, together with any improvements thereon situate, situate, lying and being in the Borough and County of Bronx, City and State of New York, bounded and described as follows:
BEGINNING at a point formed by the intersection of the easterly side of Webster Avenue (100 feet wide) with the southerly side of East Fordham Road (A.K.A. Pelham Avenue, Variable Width) and from said point of beginning.
RUNNING THENCE the following three (3) courses along said southerly side of East Fordham Road;
1. South 84 degrees 34 minutes 46 seconds east, a distance of 43.27 feet to a point, THENCE
2. South 54 degrees 01 minute 22 seconds east, a distance of 29.77 feet to a point; THENCE;
3. South 40 degrees 09 minutes 32 seconds east, a distance of 85.32 feet to a point on the westerly side of Park Avenue (Variable Width) THENCE
4. Along said westerly side of Park Avenue, south 00 degrees 10 minutes 48 seconds east, a distance of 201.71 feet to a point THENCE
5. Along the dividing line between Lot 12 (Lands now or formerly of Acadia-PA East Fordham Acquisitions LLC) and Lot 4 (Lands now or formerly of Automotive Realty Corporation), Block 3033, North 85 degrees 39 minutes 56 seconds west, a distance of 53.59 feet to a point, THENCE
6. Along the common dividing line between the aforementioned Lot 12, Lot 8 (Land now or formerly of Acadia-PA East Fordham Acquisitions LLC) and Lot 9 (lands now or formerly of Acadia-PA East Fordham Acquisitions LLC) Block 3033, North 04 degrees 33 minutes 31 seconds east, a distance of 24.68 feet to a point, THENCE, The following three (3) courses along the dividing line between the aforementioned Lots 12 and 9;

7. South 85 degrees 39 minutes 56 seconds east, a distance of 8.25 feet to a point, THENCE
8. North 03 degrees 58 minutes 56 seconds east, a distance of 25.48 feet to a point, THENCE
9. North 85 degrees 39 minutes 56 seconds west, a distance of 115.24 feet to a point on the aforementioned easterly side of Webster Avenue, THENCE
10. Along said easterly side of Webster Avenue, north 08 degrees 26 minutes 11 seconds east, a distance of 228.81 feet to the point and place of BEGINNING.

EXHIBIT B
FORM OF SECTION 22 AFFIDAVIT
N.Y. LIEN LAW AFFIDAVIT

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)
     The undersigned, being duly sworn, deposes and says that:
     1. He resides at the address shown at the foot hereof.
     2. He is the                      of                                         , the managing member of                                          (the “Borrower”), a                      limited liability company, which is the Borrower mentioned in the Building Loan Agreement dated as of the date hereof, between the Borrower, Wachovia Bank, N.A. (the “Administrative Agent”), as Administrative Agent, and the Lenders which are party thereto (each, a “Lender”).
     3. The aggregate amount of the Building Loans is $                    .
     [4. The amount, if any, to be advanced from the Building Loans to reimburse Borrower for costs of the Improvements expended by Borrower after the commencement of the Improvements but prior to the date hereof are itemized as follows:

Description of Cost of Improvements[1]	Amount

(a) Base Building Construction	$

(b) Architecture & Engineering	$

(c) Leasing Commissions	$

(d) Insurance Premiums and Expenses	$

(e) Examination of Title	$

(f) Ground Rents and Taxes	$

Total:	$ ]
     5. The consideration for the Building Loans to be paid out of the Building Loans are (or are estimated to be) as follows:

[1]	Complete list accordingly

Prior existing mortgage to be taken by assignment and consolidated with Building Loan Mortgages:	$

Consideration (e.g., commitment fees) to be paid for the Building Loans:	$

Total:	$
     6. The estimated amount to be advanced from the Building Loans for other indirect costs of the Improvements which may become due and payable after the date hereof and during the construction of the Improvements (including, without limitation, payment and performance bonds, leasing commissions for commercial space leases of more than 3 years, insurance premiums, architects, engineers and surveyors, ground rents, taxes, assessments and water sewer rents, examination of title and recording fees, mortgage recording taxes, fees of Administrative Agent’s counsel, and interest on the Building Loan) is $                    .
     7. The net sum available to Borrower from the Building Loans to pay contractors, subcontractors, laborers and materialmen for the Improvements is $                    , subject to the satisfaction of conditions to the advance and disbursement of such amounts contained in the Building Loan Agreement.
     8. The failure of any Lender to make any Building Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Building Loan on such date, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Building Loan to be made by such other Lender. If a Building Loan is not funded, the amounts referred to in this affidavit may not be advanced. The amounts payable by the Borrower at any time under the Building Loan Agreement and under the Building Loan Notes to each Lender shall be a separate and independent debt.
     9. This affidavit is made pursuant to and in compliance with Section 22 of the Lien Law of the State of New York.
     10. The Borrower is a limited liability company. Therefore, this statement is verified by deponent and not by the Borrower because the Borrower is a limited liability company and the deponent is an officer of                     , a                     , the managing member of the Borrower.

     11. The facts stated above and any costs itemized on this statement are true, to the knowledge of the undersigned.

Name:
Sworn to before me this
____ day of                         , 200___.

Notary Public